                                                                   EXHIBIT 10.22

                            STOCK PURCHASE AGREEMENT

                                     BETWEEN

                          WORTHINGTON INDUSTRIES, INC.

                                       AND

                                 WHX CORPORATION

                           DATED AS OF: JUNE 24, 2002

                               TABLE OF CONTENTS
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                                                                                                                PAGE
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                                       i

                                       ii

                                      iii

EXHIBITS:
--------
Exhibit 1             -    Calculation of Pittsburgh-Canfield Obligation as of the Most Recent Fiscal Month End
Exhibit 2.3.2         -    Form of Escrow Agreement

SCHEDULES:
---------

Schedule 2.1          -    Encumbrances Created Pursuant to Collateral Documents under Credit Agreement
Schedule 5.1.2        -    Seller Conflicts
Schedule 5.2          -    Organization and Qualification of Each Acquired Company
Schedule 5.3          -    Capitalization of Each Acquired Company
Schedule 5.5          -    Consolidated Financial Statements
Schedule 5.6          -    Material Adverse Changes
Schedule 5.7          -    Undisclosed Liabilities of the Acquired Companies
Schedule 5.8          -    Compliance with Legal Requirements; Governmental Authorizations
Schedule 5.9          -    Legal Proceedings; Orders
Schedule 5.10         -    Taxes
Schedule 5.11.1       -    Owned Real Property
Schedule 5.11.2       -    Leases and Similar Agreements
Schedule 5.11.3       -    Real Property Subject to Proceedings
Schedule 5.11.5       -    Previously Owned or Leased Real Property Since the Acquisition Date of an Acquired Company
Schedule 5.12         -    Intellectual Property
Schedule 5.13.1       -    Personal Property
Schedule 5.13.2       -    Leases of Personal Property
Schedule 5.13.3       -    Condition and Sufficiency of Assets
Schedule 5.14         -    Inventory
Schedule 5.15.1       -    Contracts
Schedule 5.15.2       -    Notices Under Contracts
Schedule 5.15.3       -    Other Contracts
Schedule 5.16.1       -    Bank Accounts
Schedule 5.16.2       -    Powers of Attorney
Schedule 5.17.1       -    Insurance
Schedule 5.17.2       -    Self-Insurance Arrangements
Schedule 5.17.3       -    Refusal of Coverage, Notice of Cancellation or Notice of Premium Adjustment
Schedule 5.17.5       -    Outstanding Recommendations Made by Insurer
Schedule 5.18         -    Product Warranty
Schedule 5.19         -    Product Liability
Schedule 5.20.2       -    Management Employees Party to Certain Contracts
Schedule 5.20.3       -    Labor Relations
Schedule 5.20.4       -    Labor Compliance
Schedule 5.21         -    Employee Benefits

                                       iv

Schedule 5.22         -    Guaranties
Schedule 5.23         -    Environmental Matters
Schedule 5.24         -    Occupational Safety and Health Law Matters
Schedule 5.25         -    Certain Payments
Schedule 5.26         -    Related Person Services
Schedule 6.2.2        -    Buyer Conflicts
Schedule 7.4.2        -    Operations Prior to Closing Date
Schedule 8.6          -    Intercompany Liabilities
Schedule 9.9          -    Level of Indebtedness
Schedule 11.7.2       -    Allocations Pursuant to Section 338(h)(10) Election
Schedule 12.2(c)      -    Indemnification and Payment of Damages by Seller in Respect of Certain Proceedings

                                       v

                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of June 24, 2002, by and between WORTHINGTON INDUSTRIES, INC., an Ohio corporation, or its designated subsidiary ("Buyer"), and WHX CORPORATION, a
Delaware corporation ("Seller").

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, Seller is the owner of all of the issued and outstanding shares of Unimast Incorporated, an Ohio corporation (the "Company"); and

         WHEREAS, the Company and its subsidiaries are engaged in the business of producing, manufacturing and selling certain construction building products for residential and commercial building construction, including steel framing products and related accessories, steel corner beads and trim and vinyl construction accessories (the "Business"); and

         WHEREAS, Seller desires to sell to Buyer, and Buyer wishes to purchase from Seller, all of the issued and outstanding shares (the "Shares") of capital stock of the Company for the consideration and on the terms set forth in this
Agreement;

         NOW, THEREFORE, in consideration of the foregoing premises and the warranties, representations, covenants and agreements set forth herein, Buyer and Seller, intending to be legally bound, hereby agree as follows:

SECTION 1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

                  "Acquired Companies" means the Company and its Subsidiaries, collectively. The Subsidiaries of the Company are Star Metal Products
Incorporated, a Delaware corporation ("Star"); Clinch-On Products, Inc., a
Delaware corporation ("COPI"); and Vinyl Corp., a Florida corporation ("Vinyl").

                  "Acquisition Date" means the date of acquisition of each of the Acquired Companies by Seller or the Company, as appropriate, which dates are: for the Company, March 31, 1995; for Star, September 20, 1996; for COPI,
January 8, 1998; and for Vinyl, July 19, 1999.

                  "Acquisition Proposal" has the meaning specified in Section
8.4.

                  "Affiliate" has the meaning set forth in Rule 405 under the
Securities Act.

                  "Agreement" has the meaning specified in the first paragraph of this document.

                  "Applicable Contract" means any Contract specified in Section
5.15.

                  "Applicable Plan" has the meaning specified in Section 5.21.1.

                  "Assets" means all right, title and interest in and to all of the assets of the Acquired Companies, including, without limitation, (a) all real property, leaseholds and subleaseholds therein, improvements, fixtures and fittings thereon, and easements, rights-of-way and other appurtenances thereto,
(b) all tangible personal property (such as machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, work-in-process and finished goods, furniture, motor vehicles, tractors, trailers, tools, jigs, dies and office equipment), (c) Intellectual Property of the Acquired Companies,
the goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, (d) accounts, accounts receivable, notes receivable and other receivables, (e) cash and cash equivalents, (f)
prepaid assets, (g) marketable securities and (h) deposits.

                  "Assumption Notice" has the meaning specified in Section 12.5.

                  "Best Efforts" means the commercially reasonable efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

                  "Business" has the meaning specified in the recitals of this
Agreement.

                  "Buyer" has the meaning specified in the first paragraph of this Agreement.

                  "Buyer Ancillary Agreements" means all Contracts, instruments and documents being or to be executed and delivered by Buyer under this
Agreement or in connection herewith.

                  "Buyer Failure" means that the Closing shall not have occurred within the time period specified in clause (a) of Section 3 of this Agreement at a time when Seller has notified Buyer in writing that Seller is, and Seller is in fact, ready, willing and able to cause the Closing of the Contemplated
Transactions; PROVIDED, HOWEVER, that a Buyer Failure shall not be deemed to have occurred if each of the conditions specified in Section 9 of this Agreement has not been satisfied or waived (for purposes hereof, Closing Date transactions set forth in Sections 4.1, 7.8, 9.4 and 9.8 shall be deemed satisfied in the event that Seller notifies Buyer in writing that Seller is, and Seller is in fact, ready, willing and able to perform such transactions at the Closing).

                  "Buyer Indemnification Threshold" has the meaning specified in
Section 12.4.1.

                  "Buyer Indemnified Person" has the meaning specified in
Section 12.2.

                  "Buyer Opinion" has the meaning specified in Section 10.4.

                  "Closing" has the meaning specified in Section 3.

                  "Closing Date" means the date and time as of which the Closing actually takes place.

                  "Commonly Controlled Entity" has the meaning specified in
Section 5.21.4.

                  "Company Property" means any real or personal property, plant, building, facility, structure, underground storage tank, equipment or unit, or other asset currently or formerly owned, leased or operated by any of the
Acquired Companies.

                  "Consent" means any approval, consent, ratification, waiver or other authorization (including any Governmental Authorization).

                  "Contaminant" means any waste, pollutant, hazardous or toxic substance, petroleum, petroleum-based substance or waste, asbestos, asbestos-containing or presumed asbestos-containing matter, urea formaldehyde, polychlorinated biphenyls or any other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic, or a pollutant or contaminant under or pursuant to, any
Environmental Law.

                  "Contemplated Transactions" means all of the transactions
contemplated by this Agreement, including: (a) the sale of the Shares by Seller to Buyer; (b) the performance by Buyer and Seller of their respective covenants and obligations under this Agreement; and (c) Buyer's acquisition and ownership of the Shares and exercise of control over the Acquired Companies.

                  "Contract" means for any Person, any evidence of Indebtedness or any agreement or instrument under or pursuant to which evidence of
Indebtedness has been issued, or any other agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied)
to which such Person is a party or by which such Person or any of its assets or properties are bound.

                  "Copyrights" means United States and foreign copyrights,
copyrightable works, and mask work, whether registered or unregistered, and pending applications to register the same.

                  "Covered Employees" has the meaning specified in Section
5.21.4.

                  "Damages" has the meaning specified in Section 12.2.

                  "Denial Notice" has the meaning specified in Section 12.7.2.

                  "Direct Claim" has the meaning specified in Section 12.6.

                  "Direct Environmental Claim" has the meaning specified in
Section 12.7.1.

                  "Encumbrance" means any lien, claim, charge, security
interest, assessment, adverse claim, levy, mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale or other title retention agreement, preference, prior or other security agreement or preferential arrangement of any kind or nature, and any easement, encroachment, covenant, restriction, right-of-way, defect in title, equitable interest, option, right of first refusal or first option, or other encumbrance of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

                  "Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

                  "Environmental Arbitrator" has the meaning specified in
Section 12.7.7.

                  "Environmental Claim Notice" has the meaning specified in
Section 12.7.1.

                  "Environmental Law" includes the Comprehensive Environmental
Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. section 9601 et seq., as amended; the Resource Conservation and Recovery Act ("RCRA"), 42
U.S.C. section 6901 et seq., as amended; the Clean Air Act ("CAA"), 42 U.S.C.
section 7401 et seq., as amended; the Clean Water Act ("CWA"), 33 U.S.C.
section 1251 et seq., as amended; the Occupational Safety and Health Act, 29
U.S.C. section 655 et seq., as amended (the "OSH Act"), to the extent the
OSH Act provisions relate to protection of the Environment; and any international, national, provincial, regional, federal, state, municipal or local law, regulation, order, judgment, decree, permit, opinion, common or decisional law (including, without limitation, principles of negligence and strict liability), requirements of any Governmental Body, lessor or airport authority, or requirement of any agreement, contract or undertaking, any of which regulates established standards or requirements, or concerns liability
(including, without limitation, by indemnification or contribution) with respect to the environment, natural resources, safety, or health of humans or other organisms, including the generation, transportation, Release, manufacture, distribution in commerce or use of Contaminants.

                  "Environmental Liabilities" means any cost, Damages, expense,
Liabilities, obligation, or other responsibility arising from or under
Environmental Law or consisting of or relating to: (a) on-site or off-site presence of Contaminants, and regulation of chemical substances or products; (b)
fines, penalties, judgments, awards, settlements, legal or administrative
Proceedings, Damages, losses, claims, demands and response, investigative, remedial or inspection costs and expenses arising under Environmental Law; (c)
financial responsibility under Environmental Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions required by applicable Environmental Law
(whether or not such actions have been required or requested by any Governmental
Body or any other Person) and for any natural resource Damages; or (d) any other compliance, corrective, investigative, or remedial measures required under
Environmental Law.

                  The terms "removal," "remedial," and "response action,"
include the types of activities covered by CERCLA.

                  "Environmental Property Transfer Acts" means any applicable
Legal Requirements that, for environmental reasons, conditions, restricts, prohibits or requires any notification or disclosure with respect to the direct or indirect transfer, sale, lease or closure of any property, including any so-called "Environmental Cleanup Responsibility Acts" or "Responsible Property
Transfer Acts."

                  "ERISA" means the Employee Retirement Income Security Act of
1974, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

                  "Escrow Agent" means such Person as Buyer and Seller shall mutually agree to appoint as escrow agent under the Escrow Agreement.

                  "Escrow Agreement" means the escrow agreement dated the
Closing Date among the Escrow Agent, Buyer and Seller described in Section
2.3.2.

                  "Expenses" means any and all expenses incurred in connection with investigating, defending or asserting any claim or Proceeding incident to any matter indemnified against hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

                  "Facilities" means any real property, leaseholds or other
interests currently or formerly owned or operated by any Acquired Company and any buildings, plants, structures or equipment currently or formerly owned or operated by any Acquired Company; PROVIDED, HOWEVER, THAT, for purposes of the representations and warranties of Seller contained in Section 5.24 of this
Agreement, "Facilities" means any real property, leaseholds or other interests currently owned or operated by any Acquired Company and any buildings, plants, structures or equipment currently owned or operated by any Acquired Company.

                  "Financial Statements" has the meaning specified in Section
5.5.

                  "FTC" means the Federal Trade Commission.

                  "GAAP" means generally accepted United States accounting
principles, applied on a basis consistent with the basis on which any balance sheet or other financial statements referred to in Section 5.5 were prepared, except as required by GAAP as described in SCHEDULE 5.5.

                  "Governmental Authorization" means any approval, consent,
license, permit, Order, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

                  "Governmental Body" means any international, national, state, provincial, regional, federal, municipal or local government, agency, department, court or other judicial, administrative, executive, legislative, regulatory, governmental or quasi-governmental authority.

                  "Guaranty" means, at any date, for any Person, all obligations of such Person guaranteeing or in effect guaranteeing any Indebtedness, lease, dividend or other obligation (including the performance) of any other Person
(the "primary obligor") in any manner, whether directly or indirectly.

                  "Hazardous Activity" means the distribution, generation,
handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer,

transportation, treatment, or use (including any withdrawal or other use of groundwater) of Contaminants in, on, under, about or from the Facilities or any part thereof or into the Environment.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements
Act of 1976, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

                 "Indebtedness" means all items which, in accordance with GAAP, would be included in determining total liabilities as shown on the liability side of a balance sheet as at the date Indebtedness is to be determined.

                 "Indemnification Escrow Fund" has the meaning specified in
Section 2.3.2.

                 "Indemnification Escrow Period" has the meaning specified in
Section 2.3.2.

                 "Indemnitee" has the meaning specified in Section 12.5.1.

                 "Indemnitor" has the meaning specified in Section 12.5.1.

                  "Intellectual Property" means Copyrights, Patent Rights,
Trademarks and Trade Secrets and all agreements, contracts, licenses, sublicenses, assignments and indemnities which relate or pertain to any of the foregoing.

                  "IRC" means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal
Revenue Code of 1986, as amended, or any successor law.

                  "IRS" means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

                  "Justice Department" means the United States Justice
Department.

                  "Knowledge of Seller" means that any of the employees of
Seller who have represented Seller in respect of any aspect of the Business or in connection with the Contemplated Transactions, Garen W. Smith or Arthur L.
Whitman has actual knowledge of, or would reasonably be expected to discover or otherwise be aware of, such matter, after due inquiry.

                  "Leased Real Property" has the meaning specified in Section
5.11.2.

                  "Legal Requirement" means any federal, state, local,
municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty, or any requirement imposed by a Governmental Authorization or Order;
PROVIDED, HOWEVER, THAT specifically excluded from the foregoing are any of the foregoing related to zoning.

                  "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

                  "Management Employees" means any employee of an Acquired
Company who holds the position of plant manager or a more senior position or who serves in a corporate management position.

                  "Material Adverse Change" means (a) any change since December
31, 2001 to the Assets, Business, financial condition or results of operations of the Acquired Companies, which change is materially adverse to the Assets,
Business, financial condition or results of operations of the Acquired
Companies, taken as a whole; or (b) any change since the date of this Agreement to the prospects of the Acquired Companies, which change is materially adverse to the prospects of the Acquired Companies, taken as a whole.

                  "Material Adverse Effect" means any event, condition,
circumstance, change or effect that is materially adverse to the Assets,
Business, financial condition or results of operations of the Acquired
Companies, taken as a whole.

                  "Most Recent Financial Statements" has the meaning specified in Section 5.5

                  "Most Recent Fiscal Month End" has the meaning specified in
Section 5.5.

                  "Most Recent Fiscal Year End" has the meaning specified in
Section 5.5.

                  "Objection Notice" has the meaning specified in Section 12.6.

                  "Occupational Safety and Health Law" means the OSH Act, and any rule or regulation promulgated thereunder (including any standard or limit set thereby), or any state statute, rule or regulation (including any standard or limit set thereby) governing occupational safety and health.

                  "Occupational Safety and Health Liabilities" means any cost,
Damages, expense, liability, obligation or other responsibility arising from or under Occupational Safety and Health Law and consisting of or relating to: (a)
any violation of an Occupational Safety and Health Law; (b) fines, penalties, judgments, awards, settlements, legal or administrative Proceedings, Damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Occupational Safety and Health Law; (c)
financial responsibility under Occupational Safety and Health Law for corrective action, including any investigation, removal, or other remediation or response actions required by applicable Occupational Safety and Health Law (whether or not such action has been required or requested by any Governmental Body or any other Person); and (d) any other compliance, corrective, investigative, or remedial measures required under Occupational Safety and Health Law.

                  "Order" means any award, decision, injunction, judgment,
order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, commission, or other Governmental Body or by any arbitrator.

                  "Ordinary Course of Business" means the ordinary course of
Business conducted on a basis consistent with past practice (including with respect to quantity, frequency and amount).

                  "Organizational Documents" means: (a) the articles or
certificate of incorporation and the bylaws or code of regulations of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of organization of a limited liability company and the operating agreement or limited liability company agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

                  "Owned Real Property" has the meaning specified in Section
5.11.1.

                  "Owned Software" has the meaning specified in Section 5.12.7.

                  "Patent Rights" means United States and foreign patents,
patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions (whether or not patentable or reduced to practice) and improvements thereto.

                  "PBGC" has the meaning specified in Section 8.2.1.

                  "Permitted Encumbrances" means, with respect to the Company
Property or the Acquired Companies, (i) all zoning, use, building and occupancy laws, ordinances, resolutions, restrictions, orders and regulations of all
Governmental Bodies, and all amendments or additions thereto, now in force and effect or that will be in force and effect, affecting the Company Property or the Acquired Companies; (ii) any Taxes, water charges, sewer rents or other governmental charges or assessments and any Encumbrances arising in connection therewith, affecting the Company Property or the Acquired Companies, which are not yet due and payable; (iii) utility easements of record and rights of any utility companies to construct and/or maintain lines, pipes, wires, ducts, cables, poles, conduits and distribution boxes and equipment in, over, through, under and/or upon the Company Property or any portion thereof for the use thereof or service thereto; (iv) Encumbrances of landlords and Encumbrances of carriers, warehousemen, mechanics and materialmen and other similar statutory liens arising in the Ordinary Course of Business for sums not yet due and payable; (v) the exceptions listed, and state of facts shown, in the title policies, reports, commitments and surveys described in Section 7.6 and received by Buyer prior to execution of this Agreement; (vi) matters filed of record after the execution of this Agreement by any action or inaction by Seller or any
Acquired Company, taken or foregone without Buyer's prior written consent, and which matter does not materially impair the marketability of or materially detract from the value of or materially impair the existing or substantially similar use of, the Owned Real Property, or materially impair the legality, validity or enforceability of the lease or materially impair the existing or substantially similar use of, the Leased Real Property; (vii) the exceptions listed, and state of facts shown, in any title reports, commitments and surveys received after the execution of this Agreement which exceptions or state of facts shown do not materially impair the marketability of or materially detract from the value of or materially impair the existing or substantially similar use of, the Owned Real

Property, or materially impair the legality, validity or enforceability of the lease or materially impair the existing or substantially similar use of, the
Leased Real Property; and (viii) any document referenced in SCHEDULE 5.11.1 or
SCHEDULE 5.11.2.

                  "Person" means any individual, corporation (including any
non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

                  "Personal Property" has the meaning specified in Section
5.13.1.

                  "Pittsburgh-Canfield Obligation" shall mean the $15 million amount advanced by the Company (the "PCC Indebtedness") as of June 29, 2001, to
purchase the assets of Pittsburgh-Canfield Corporation ("PCC") from WPC (i) PLUS any amounts advanced or loaned to, invested in or disbursed for the benefit of
PCC by any of the Acquired Companies, and (ii) LESS cash receipts of PCC which were applied against the PCC Indebtedness or used to repay any amounts advanced or loaned to, invested in or disbursed for the benefit of PCC by any of the
Acquired Companies, in each case from and after June 29, 2001 through the
Closing Date. By way of example, the calculation of the Pittsburgh-Canfield
Obligation as of the Most Recent Fiscal Month End is set forth on EXHIBIT 1.

                  "Proceeding" means any action, arbitration, audit, hearing, formal investigation, litigation or suit (whether civil, criminal or administrative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

                  "Purchase Price" has the meaning specified in Section 2.2.1.

                  "Related Person" means (i) any director, officer, stockholder or Affiliate of Seller or the Acquired Companies, (ii) any Relative (or Relative
of the spouse) of such director, officer, stockholder or Affiliate of the Seller or the Acquired Companies or (iii) any Affiliate of any of the foregoing
Persons.

                  "Relative" shall mean any child, stepchild, parent, spouse, sibling, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

                  "Release" means any release, spill, emission, leaking,
pumping, pouring, emptying, dumping, escaping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the
Environment or into or out of any Company Property, including the movement of
Contaminants through or in the air, soil, surface water, ground water or Company
Property.

                  "Remedial Plan" has the meaning specified in Section 12.7.3.

                  "Representative" means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants and financial advisors.

                  "Seller" has the meaning specified in the first paragraph of this Agreement.

                  "Seller Ancillary Agreements" means all Contracts, instruments and documents being or to be executed and delivered by Seller under this
Agreement or in connection herewith.

                  "Seller Failure" means that the Closing shall not have
occurred within the time period specified in clause (a) of Section 3 of this
Agreement at a time when Buyer has notified Seller in writing that Buyer is, and
Buyer is in fact, ready, willing and able to cause the Closing of the
Contemplated Transactions; PROVIDED, HOWEVER, THAT a Seller Failure shall not be deemed to have occurred if each of the conditions specified in Section 10 of this Agreement has not been satisfied or waived (for purposes hereof, Closing
Date transactions set forth in Section 4.2, 10.4 and 10.7 shall be deemed satisfied in the event that Buyer notifies Seller in writing that Buyer is, and
Buyer is in fact, ready, willing and able to perform such transactions at the
Closing).

                  "Seller" has the meaning specified in the recitals of this
Agreement.

                  "Seller Indemnification Threshold" has the meaning specified in Section 12.4.2.

                  "Seller Indemnified Person" has the meaning specified in
Section 12.3.

                  "Seller Opinion" has the meaning specified in Section 9.4.

                  "Shares" has the meaning specified in the recitals of this
Agreement.

                  "Software" means computer software programs and software
systems, including all databases, compilations, tool sets, compilers, higher level or "proprietary" languages, related documentation and materials, whether in source code, object code or human readable form.

                  "Subsidiary" means, with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having a majority equity interest of such corporation or other Person, having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, are held by the Owner or one or more of its
Subsidiaries; when used without reference to a particular Person, "Subsidiary"
means a Subsidiary of the Company.

                  "Tax" means any federal, state, local or foreign tax
(including any income, gross receipts, capital gains, license, lease, service, service use, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under IRC ss. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, ad valorem, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever), levy, assessment, tariff, duty, deficiency or other fee, including any interest, fine, penalty or addition thereto, whether disputed or not, imposed, assessed or collected by or under the authority of any Governmental Body or payable pursuant to any Tax
Sharing Arrangement or any other Contract relating to sharing or payment of such tax, levy, assessment, tariff, duty, deficiency or other fee or otherwise payable as a result of being a member of an affiliated, consolidated, combined or unitary group.

                  "Tax Return" means any return (including any information
return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or

                                       10

required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

                  "Tax Sharing Agreement" means the tax sharing agreement
between Seller and the Company dated November 24, 1998.

                  "Tax Sharing Arrangement" means any written or unwritten
agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax
Return which Tax Return includes one or more of the Acquired Companies.

                  "Terminating Party" has the meaning specified in Section 13.1.

                  "Third Party Claim" has the meaning specified in Section
12.5.1.

                  "Third Party Claim Notice" has the meaning specified in
Section 12.5.1.

                  "Trademarks" means United States, state and foreign
trademarks, service marks, logos, trade dress and trade names (including all assumed or fictitious names under which any Acquired Company is conducting business or has within the previous five years conducted business), corporate names (including, with respect to each of the foregoing, all of the goodwill associated therewith), whether registered or unregistered, and pending applications to register the foregoing.

                  "Trade Secrets" means confidential information, ideas,
compositions, trade secrets, know-how, manufacturing and production processes and techniques, research information, drawings, specification, designs, plans, improvements, concepts, methods, processes, formulae, reports, data, customer and supplier lists, mailing lists, financial, business and marketing plans, or other proprietary information.

                  "WHX Note" means that certain Promissory Note in the original principal amount of $8,204,000 issued by the Company to Seller on November 24,
1998.

                  "WPC" means Wheeling-Pittsburgh Corporation and its
Subsidiaries.

                  "Zoning Legal Requirement" means any local, municipal or other administrative order, law, ordinance, rule, regulation, statute, or any requirement imposed by a Governmental Authorization or Order related to zoning.

SECTION 2. PURCHASE AND SALE OF SHARES.

         2.1. TRANSFER OF SHARES. Subject to the terms and conditions of this
Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer and convey to Buyer all of the Shares of the Company at the Closing,
free and clear of all Encumbrances other than those described in SCHEDULE 2.1.

                                       11

         2.2. PURCHASE PRICE.

              2.2.1. At the Closing, Buyer shall deliver cash in the amount of
$95 million (the "Purchase Price"), subject to adjustment as provided in Section
2.2.2.

              2.2.2. In the event that the Closing shall not have occurred on or prior to the time set forth in clause (a) of Section 3 of this Agreement, then
(a) in the event of a Buyer Failure, the Purchase Price shall be increased by $5 million and (b) in the event of a Seller Failure, the Purchase Price shall be reduced by $5 million.

         2.3. DELIVERY OF PURCHASE PRICE. The amount represented by the Purchase
Price shall be delivered by Buyer as follows:

              2.3.1. Buyer shall pay to Seller the amount of $92.5 million by wire transfer of immediately available funds in accordance with written instructions delivered to Buyer from Seller at least two business days prior to the Closing; and

              2.3.2. Buyer shall deliver the amount of $2.5 million (the
"Indemnification Escrow Fund") to the Escrow Agent by wire transfer of immediately available funds to be held by the Escrow Agent subject to the terms of an escrow agreement substantially in the form included as EXHIBIT 2.3.2 to this Agreement (the "Escrow Agreement"), as security to protect Buyer against any Damages which Buyer shall incur during the three years after the Closing
(the "Indemnification Escrow Period") in respect of which Damages Seller is obliged to indemnify Buyer pursuant to the terms of this Agreement. Effective on the second anniversary of the Closing Date, the amount of the available
Indemnification Escrow Fund in respect of the remainder of the Indemnification
Escrow Period shall be reduced to $1.25 million, subject to the terms and conditions of the Escrow Agreement.

SECTION 3. CLOSING.

         Subject to the terms and conditions hereof, the parties agree to cause the closing of the Contemplated Transactions (the "Closing") to take place at the offices of Buyer's counsel, Vorys, Sater, Seymour and Pease LLP, at 52 East
Gay Street, Columbus, Ohio, or at such place as is mutually agreeable to the parties hereto, at 11:00 a.m. (local time) on the later of (a) the date that is five business days following the expiration or termination of all applicable waiting periods under the HSR Act and any other applicable antitrust laws; or
(b) such other time and place as mutually agreed upon by the parties hereto.

SECTION 4. DELIVERIES AT CLOSING.

         The following transactions shall occur at the Closing, all of which shall be deemed to occur simultaneously.

         4.1. DELIVERIES BY SELLER.

              4.1.1. Seller shall deliver to Buyer a certificate or
certificates, duly endorsed in blank or with a separate stock power duly endorsed in blank attached, representing all of the issued and outstanding
Shares; PROVIDED, HOWEVER, THAT if Encumbrances exist on the Closing

                                       12

Date as described in SCHEDULE 2.1, the certificate(s) representing the Shares shall continue to be held by the agent of the lenders in accordance with the terms of the collateral documents under the credit agreement described in such
SCHEDULE 2.1 and Seller shall deliver to Buyer evidence that such agent so holds such certificate(s) and a separate stock power in respect of the transfer of the
Shares to Buyer duly endorsed in blank. The Shares shall be transferred free and clear of any Encumbrances other than those described in SCHEDULE 2.1.

              4.1.2. Seller shall deliver to Buyer the original corporate minute books and stock records of each Acquired Company. Seller shall also deliver to
Buyer the original share certificates evidencing that Star, COPI and Vinyl are wholly-owned Subsidiaries of the Company; PROVIDED, HOWEVER, THAT if
Encumbrances exist on the Closing Date as described in SCHEDULE 2.1, such share certificates shall continue to be held by the agent of the lenders in accordance with the terms of the collateral documents under the credit agreement described in such SCHEDULE 2.1 and Seller shall deliver to Buyer evidence that such agent so holds such share certificates.

              4.1.3. Seller shall deliver to Buyer the Seller Opinion.

              4.1.4. Seller shall (a) deliver to Buyer a certificate, dated the
Closing Date and signed by an authorized officer of Seller to the effect that all representations and warranties made by Seller to Buyer in this Agreement or any Seller Ancillary Agreement or certificate delivered to Buyer on the Closing
Date shall be true and correct in all material respects at and as of the Closing
Date (other than such representations and warranties as are made as of another date which shall be true and correct as of such date) and all of the agreements, covenants and obligations to be performed on the part of the Seller under this
Agreement on or before the Closing Date have been duly performed and (b) cause to be delivered by the Company a certificate signed by an executive officer of the Company to the effect that no Material Adverse Change has occurred to the
Assets, properties or Business of the Acquired Companies since the date of this
Agreement, giving effect to the adjustments set forth in the Financial
Statements.

              4.1.5. Seller shall cause to be delivered to Buyer the
resignations of, or evidence of the removal of, the officers and directors of the Company and of each of the other Acquired Companies designated by Buyer.

              4.1.6. Seller shall deliver to Buyer a certificate of good standing of Seller, as of the most recent practicable date, from the Secretary of State of the State of Delaware. Seller shall also deliver to Buyer a certificate of good standing of each of the Acquired Companies from the
Secretary of State of the state of incorporation for such Acquired Company and of each jurisdiction in which the character of the properties owned or leased by or the nature of the activities of such Acquired Company requires it to be qualified as a foreign corporation.

              4.1.7. Seller shall deliver to Buyer the certificate of an officer of Seller certifying (a) the adoption and copies of resolutions of the Board of
Directors of Seller approving the Contemplated Transactions and (b) the incumbency of the officers of Seller who are executing this Agreement or any of the Seller Ancillary Agreements or certificates contemplated hereunder.

                                       13

              4.1.8. Seller shall deliver to Buyer the certificate of an officer of each Acquired Company certifying and attaching thereto true and complete copies of the Organizational Documents of the Acquired Company (the articles or certificate of incorporation attached thereto shall be certified by the applicable Secretary of State).

              4.1.9. Seller shall deliver to Buyer evidence of the receipt of the Consents, as described in Section 9.6.

              4.1.10. Seller shall deliver to Buyer evidence of the payment of the Pittsburgh-Canfield Obligation as contemplated by Section 7.8 of this
Agreement.

              4.1.11. Seller shall deliver to Buyer a counterpart of the Escrow
Agreement, duly executed on behalf of Seller.

         4.2. DELIVERIES BY BUYER.

              4.2.1. Buyer shall deliver the amount represented by the Purchase
Price, in the manner described in Section 2.3.

              4.2.2. Buyer shall deliver to Seller the Buyer Opinion.

              4.2.3. Buyer shall deliver to Seller a certificate, dated the
Closing Date and signed by an authorized officer of Buyer to the effect that all representations and warranties made by Buyer to Seller in this Agreement or any
Buyer Ancillary Agreement or certificate delivered to Seller on the Closing Date shall be true and correct in all material respects at and as of the Closing Date
(other than such representations and warranties as are made of another date which shall be true and correct as of such date) and all of the agreements, covenants and obligations to be performed on the part of Buyer under this
Agreement on or before the Closing Date have been duly performed.

         4.2.4. Buyer shall deliver to Seller a certificate of good standing of
Buyer, as of the most recent practicable date, from the Secretary of State of the state of incorporation of Buyer.

         4.2.5. Buyer shall deliver to Seller the certificate of an officer of
Buyer certifying (a) the adoption and copies of resolutions of the Board of
Directors of Buyer approving the Contemplated Transactions and (b) the incumbency of officers of Buyer who are executing this Agreement or any of the
Buyer Ancillary Agreements or certificates contemplated hereunder.

         4.2.6. Buyer shall deliver to Seller a counterpart of the Escrow
Agreement, duly executed on behalf of Buyer and the Escrow Agent.

                                       14

SECTION 5. REPRESENTATIONS AND WARRANTIES OF SELLER.

         Seller represents and warrants to Buyer as follows:

         5.1. ORGANIZATION AND AUTHORITY OF SELLER; NO CONFLICT.

              5.1.1. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Seller has full corporate power and authority to conduct its business as it is now being conducted. Seller has full corporate power and authority to execute, deliver and perform this Agreement and each Seller Ancillary Agreement to which Seller is a party. This Agreement and each Seller Ancillary Agreement have been duly approved and authorized by all requisite corporate action. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms. Upon the execution and delivery of the Seller Ancillary Agreements to which Seller is a party, such agreements will constitute the valid and legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

              5.1.2. Except as set forth in SCHEDULE 5.1.2, neither the
execution and delivery of this Agreement or any of the Seller Ancillary
Agreements nor the consummation or performance of this Agreement, any of the
Seller Ancillary Agreements or any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time or both): (a)
contravene, conflict with or result in a violation of (i) any provision of the
Organizational Documents of Seller or any of the Acquired Companies or (ii) any
resolution adopted by the board of directors (or committees thereof) or the stockholders of Seller or any of the Acquired Companies; (b) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any material Legal Requirement or any material Order to which Seller, any of the Acquired Companies or any of the Assets owned or used by any of the Acquired Companies may be subject; (c)
contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by any of the Acquired Companies or that otherwise relates to the
Business of, or the Assets owned or used by, any of the Acquired Companies; (d)
contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any material Applicable Contract; or (e) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets owned or used by any of the Acquired Companies. Except as provided under the HSR Act and except as set forth in SCHEDULE 5.1.2, neither Seller nor any of the Acquired
Companies is or will be required to give any notice to or obtain any Consent from any Person (including from any Governmental Body) in connection with the execution and delivery of this Agreement, any of the Seller Ancillary Agreements or the consummation or performance of any of the Contemplated Transactions.

         5.2. ORGANIZATION AND QUALIFICATION OF EACH ACQUIRED COMPANY. SCHEDULE
5.2 contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of incorporation and other jurisdictions in which it is authorized to do business. Each Acquired Company is a corporation duly incorporated, validly existing and in good standing under the

                                       15

laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where such failure would not cause a Material
Adverse Effect. No other jurisdiction has demanded or requested in writing that any such Acquired Company is required so to qualify. Each Acquired Company has full power and authority to conduct its Business as it is now being conducted, to own, use or lease the properties and Assets that it purports to own, use or lease, and to perform all its obligations under the Applicable Contracts.

         5.3. CAPITALIZATION OF EACH ACQUIRED COMPANY. SCHEDULE 5.3 sets forth
(a) the name of each Acquired Company, (b) the authorized capital stock of each
Acquired Company and (c) the number of issued and outstanding shares of capital stock of each Acquired Company. All of the issued and outstanding shares of capital stock of each Acquired Company have been validly issued, and are fully paid and nonassessable. Except as set forth in SCHEDULE 5.3, Seller owns all of the outstanding shares of the Company, beneficially and of record, free and clear of all Encumbrances, and has the full right, power, legal capacity and authority to sell, transfer and deliver the Shares. Except as set forth in
SCHEDULE 5.3, the delivery of the certificate(s) evidencing the Shares purchased hereunder by Buyer will transfer good and valid title to the Shares, free and clear of all Encumbrances. Except as set forth in SCHEDULE 5.3, the Company owns all of the outstanding shares of each of the Acquired Companies (other than the
Company), beneficially and of record, free and clear of all Encumbrances. Other than in connection with the Contemplated Transactions, there are no outstanding subscriptions, options, warrants, calls, rights (including unsatisfied preemptive rights), convertible securities, obligations to make capital contributions or advances, or voting trust arrangements, proxies, stockholders'
agreements or other agreements, commitments or understandings of any character relating to the issued or unissued capital stock of any Acquired Company or securities exchangeable for or evidencing the right to subscribe for any shares of such capital stock, or any other voting, equity or ownership interest in any
Acquired Company or otherwise obligating Seller or any Acquired Company to issue, transfer or sell any of such capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any Acquired Company or any of its securities. There are no outstanding obligations of the Company or any other Acquired Company to repurchase, redeem or otherwise acquire any of its securities. Except as set forth in SCHEDULE 5.3, no Acquired Company (a) owns, directly or indirectly, of record or beneficially, or has any Contract to acquire, any equity securities or other securities of any Person (other than equity securities of other Acquired
Companies); (b) is a partner or a participant in any joint venture, limited liability company or partnership of any kind; (c) has any outstanding investment in or advance to any other Person otherwise than by credit extended in the
Ordinary Course of Business; or (d) has any agreement or obligation to loan funds or provide capital to any partnership, joint venture, Subsidiary or other
Person.

         5.4. BOOKS AND RECORDS.

              5.4.1. The books of account of each of the Acquired Companies for the period since the Most Recent Fiscal Year End are true and complete in all material respects in respect of such period and accurately present and reflect in all material respects all the transactions therein described.

                                       16

              5.4.2. The minute books of each of the Acquired Companies
accurately present and reflect all of the transactions therein described. The minute books of each of the Acquired Companies contain accurate and complete records, in respect of the period beginning on the Acquisition Date of such
Acquired Company, of all meetings held of, and actions by written consent taken by, the shareholders, the Board of Directors and the committees of the Board of
Directors of such Acquired Company, and no meeting has been held or action by written consent taken by the shareholders, the Board of Directors or committees of the Board of Directors of such Acquired Company at any time which is not reflected in such minute books.

              5.4.3. The stock record books of each of the Acquired Companies are true and complete in respect of the period beginning on the Acquisition Date of such Acquired Company, and accurately present and reflect the stock ownership in respect of such Acquired Company.

              5.4.4. At the Closing, the existing books of account, minute books and stock record books of the Acquired Companies will be in the possession of the Acquired Companies or delivered to Buyer.

         5.5. FINANCIAL STATEMENTS. Attached hereto as SCHEDULE 5.5 are the following financial statements (collectively, the "Financial Statements"): (a)
audited consolidated financial statements for the fiscal years ended December
31, 1999, 2000 and 2001 (with December 31, 2001 being referred to as the "Most
Recent Fiscal Year End") for the Company and the other Acquired Companies; and
(b) unaudited interim consolidated financial statements (the "Most Recent
Financial Statements") as of and for the four months ended April 30, 2002 (the
"Most Recent Fiscal Month End") for the Company and the other Acquired
Companies. The audited Financial Statements (including the notes thereto) have been prepared in accordance with GAAP, present fairly the financial condition of the Acquired Companies on a consolidated basis as of such dates and the results of operations of the Acquired Companies on a consolidated basis for such periods. The unaudited Financial Statements have been prepared on a consistent basis with past practices for monthly statements, present fairly the consolidated financial condition of the Acquired Companies as of such date and the results of operations of the Acquired Companies for such period on a consolidated basis, subject to normal year end adjustments and accounting adjustments in connection with the presentation of a stand-alone financial statement as described in SCHEDULE 5.5.

         5.6. EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END. Since the Most
Recent Fiscal Year End, there has not been any Material Adverse Change. Since the Most Recent Fiscal Year End, except as set forth in SCHEDULE 5.6 or as provided in this Agreement, each of the Acquired Companies has operated in the
Ordinary Course of Business. Without limiting the generality of the foregoing, since the Most Recent Fiscal Year End, except as set forth in SCHEDULE 5.6 or as otherwise provided in this Agreement: (a) the Acquired Companies have not sold, leased, transferred or assigned any of their assets, tangible or intangible, with a fair market value in excess of $10,000 in respect of any individual asset and $50,000 in the aggregate in respect of all such individual assets, other than for a fair consideration in the Ordinary Course of Business and have not incurred any Liability other than in the Ordinary Course of Business; (b) the
Acquired Companies have not entered into any Applicable Contract, the terms of which cause payments in excess of $10,000 in respect of any individual
Applicable Contract and $50,000 in the aggregate in respect of all such individual Applicable Contracts, outside the

                                       17

Ordinary Course of Business or capital expenditures identified in the capital expenditures budget set forth on SCHEDULE 5.13.3; (c) the Acquired Companies have not accelerated, delayed or postponed the payment of accounts payable and other Liabilities with a fair market value in excess of $10,000 in respect of any individual account payable or other Liability and $50,000 in the aggregate in respect of all such individual accounts payable or other Liabilities, outside the Ordinary Course of Business or the collection of notes or accounts receivable outside the Ordinary Course of Business; (d) the Acquired Companies
have maintained inventory (including work-in-process) at levels consistent with their past practices in the Ordinary Course of Business; (e) the Acquired
Companies have not accelerated, delayed or postponed the acquisition, repair or replacement of machinery, equipment and other assets used in connection with the business of the Acquired Companies in the Ordinary Course of Business; (f) the
Acquired Companies have not canceled, compromised, waived or released any right or claim (or series of related rights and claims) outside the Ordinary Course of
Business; (g) the Acquired Companies have not experienced any material damage, destruction or loss (whether or not covered by insurance) to the Assets; (h) the
Acquired Companies have not entered into any employment Contract (other than as may be implied by law) or collective bargaining agreement or modified the terms of any existing employment Contract or collective bargaining agreement outside the Ordinary Course of Business; (i) the Acquired Companies have not made any other change in employment terms for any of their respective directors, officers or Management Employees or any class or group of other employees, in each case outside the Ordinary Course of Business; (j) the Acquired Companies have not made, or agreed to make, any payment of cash or distribution of assets or property of any kind to Seller or any Affiliate of Seller (other than an
Acquired Company); (k) the Acquired Companies have not made any change in the accounting principles and practices used by the Acquired Companies from those applied in the preparation of the Financial Statements; (l) the Acquired
Companies have not prepared or filed any Tax Return inconsistent with past practice or, on any such Tax Return, taken any position, made any election or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods
(including, without limitation, positions, elections or methods which would have the effect of deferring income to periods for which Buyer is liable or accelerating deductions to periods for which Seller is liable); and (m) the
Acquired Companies have not paid, agreed to pay or incurred any Liability for any payment for any contribution to any Applicable Plan other than in the
Ordinary Course of Business or paid any bonus to any employees other than in the
Ordinary Course of Business or granted any increase in compensation to any employee other than in the Ordinary Course of Business or made any increase or enhancement of benefits in any of the Applicable Plans other than in the
Ordinary Course of Business.

         5.7. UNDISCLOSED LIABILITIES. Except as set forth in SCHEDULE 5.7, the
Acquired Companies do not have any Liabilities, except for (a) Liabilities set forth on the face of the balance sheet included in the Most Recent Financial
Statements and (b) current Liabilities which have arisen after the Most Recent
Fiscal Month End in the Ordinary Course of Business.

         5.8. COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS.

              5.8.1. Except as set forth in SCHEDULE 5.8: (a) each Acquired
Company is and has been in compliance in all material respects with each Legal
Requirement that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of

                                       18

its Assets; and (b) no Acquired Company has received any written notice or other formal communication from any Governmental Body or any other Person regarding any actual or alleged violation of, or failure to comply with, any material
Legal Requirement.

                  5.8.2. SCHEDULE 5.8 contains a complete and accurate list of each material Governmental Authorization that is held by an Acquired Company or that otherwise is required to be held by the Acquired Companies in connection with the Business or any of the Assets owned or used by the Acquired Companies.
Each Governmental Authorization listed or required to be listed in SCHEDULE 5.8 is valid and in full force and effect. The Governmental Authorizations listed in
SCHEDULE 5.8 collectively constitute all of the Governmental Authorizations necessary, as of the Closing Date, to permit the Acquired Companies to lawfully conduct and operate the Business in the manner they currently conduct and operate the Business and to permit the Acquired Companies to own and use the
Assets in the manner in which they currently own and use the Assets, in each case in all material respects. Except as set forth on SCHEDULE 5.8, the purchase of the Shares by Buyer shall not invalidate any such Governmental Authorization or otherwise require any filing with or disclosure to any Governmental Body in order to maintain the validity of, or keep in full force and effect, the
Governmental Authorizations.

         5.9. LEGAL PROCEEDINGS; ORDERS. Except as set forth in SCHEDULE 5.9, there is no pending Proceeding: (a) that has been commenced by or against an
Acquired Company or that otherwise directly relates to or affects any of the
Assets owned or used by an Acquired Company; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of
Seller, except as set forth in SCHEDULE 5.9, no such Proceeding has been threatened and there are no facts or circumstances reasonably likely to result in such a Proceeding. Except as set forth in SCHEDULE 5.9: (x) there is no Order to which an Acquired Company, or any of the Assets owned or used by an Acquired
Company, is subject; and (y) no officer, director, agent or employee of any
Acquired Company is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity, or practice relating to the Business. Seller has furnished to Buyer complete copies of all attorney representation letters provided to any of the Acquired Companies or their auditors with respect to the Financial Statements for the Most Recent
Fiscal Year End and the Most Recent Fiscal Month End.

         5.10. TAXES.

               5.10.1. Except as set forth in SCHEDULE 5.10, (a) all Tax Returns required to be filed on or before the Closing Date (taking into account permitted extensions) by or on behalf of an Acquired Company have been or will be timely and duly filed; (b) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been so included and all information provided in each such Tax Return is true, correct and complete in all material respects; (c) all Taxes owed by or on behalf of an Acquired Company which have become due with respect to the period covered by each such Tax Return have been timely paid in full; (d) the Acquired
Companies have made, or will make on or before the Closing Date, adequate provision in accordance with GAAP and the Tax Sharing Agreement for all Taxes payable by or on behalf of the Company for any period ending on or before the
Closing Date for which no Tax Return has been filed and all payments due Seller under the Tax Sharing

                                       19

Agreement; (e) all withholding Tax requirements imposed on or with respect to an
Acquired Company or for which an Acquired Company may be liable have been satisfied in full; and (f) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax.

               5.10.2. None of the Tax Returns of or relating to an Acquired
Company has been audited by a Governmental Body except as set forth in SCHEDULE
5.10 and except for Tax Returns for periods for which the statute of limitations has expired.

               5.10.3. There is no claim against an Acquired Company for any
Taxes, and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or relating to an Acquired Company other than those disclosed in SCHEDULE 5.10. To the Knowledge of Seller, there are no facts or circumstances reasonably likely to result in any assessment, deficiency or adjustment with respect to any Tax Return of or relating to an Acquired Company.

               5.10.4. Except as set forth in SCHEDULE 5.10, there is not in force any extension of time with respect to the due date for the filing of any
Tax Return of or relating to an Acquired Company or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to an Acquired Company.

               5.10.5. Except as set forth in SCHEDULE 5.10, none of the
Acquired Companies has any Liability for the Taxes of any Person as a transferee or successor, by Contract, pursuant to Section 1.1502-6 of the IRC (or any comparable state, local or foreign statute or regulation) or otherwise.

               5.10.6. There are no liens for Taxes (other than for current
Taxes not yet due and payable) upon the assets of any Acquired Company.

               5.10.7. All Tax Sharing Arrangements and Tax indemnity
arrangements relating to any Acquired Company (other than this Agreement) will terminate prior to the Closing Date, and no Acquired Company will have any
Liability thereunder on or after the Closing Date, except as set forth in
SCHEDULE 5.10.

               5.10.8. None of the Acquired Companies is or has been a United
States real property holding corporation (as defined in Section 897(c)(2) of the
IRC) during the applicable period specified in Section 897(c)(1)(A)(ii) of the
IRC.

               5.10.9. None of the Assets is "tax-exempt use property" within the meaning of Section 168(h) of the IRC. Except as set forth in SCHEDULE 5.10, none of the Assets directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the IRC.

               5.10.10. Seller has disclosed on its consolidated federal income
Tax Returns all positions taken therein relating to an Acquired Company that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the IRC.

                                       20

         5.11. REAL PROPERTY.

               5.11.1. SCHEDULE 5.11.1 contains a brief description of (a) each parcel of real property owned by an Acquired Company (the "Owned Real Property")
(showing the record title holder, legal description and the street address commonly used when describing the Owned Real Property and such other information as is contained thereon) and (b) each option held by an Acquired Company to acquire any real property. Except as set forth in SCHEDULE 5.11.1, each Acquired
Company has title in fee simple to all Owned Real Property held of record by such Acquired Company and to all buildings, structures and other improvements thereon, in each case free and clear of all Encumbrances, except for Permitted
Encumbrances. Except as set forth on SCHEDULE 5.11.1, each Acquired Company has fulfilled and performed all its obligations in all material respects, and all obligations binding upon any Owned Real Property, under each of the Encumbrances to which any Owned Real Property is subject, and no Acquired Company is in breach or default under, or in violation of or noncompliance with, any such
Encumbrances where such breach, default, violation or non-compliance would materially impair the marketability of or materially detract from the value of or materially impair the existing or substantially similar use of, the Owned
Real Property affected thereby, and to the Knowledge of Seller, no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a breach, default, violation or noncompliance. Except as set forth on SCHEDULE 5.11.1, each Owned
Real Property has received all material Governmental Authorizations required in connection with the operation thereof and has been operated and maintained in all material respects in accordance with all Legal Requirements and, to the
Knowledge of Seller, all Zoning Legal Requirements. The consummation of the
Contemplated Transactions will not result in any material breach or material violation of, material default under or noncompliance with, or any forfeiture or impairment of any material rights under, any Encumbrance to which any Owned Real
Property is subject, or require any consent, approval or act of, or the making of any filing with, any Person party to or benefited by or possessing the power or authority to exercise rights or remedies under or with respect to any such
Encumbrance. To the Knowledge of Seller, all public utilities currently utilized at each Owned Real Property give adequate service to the Owned Real Property, and, except as set forth in SCHEDULE 5.11.1, the Owned Real Property has unlimited access to and from publicly dedicated streets, the responsibility for maintenance of which has been accepted by the appropriate Governmental Body.
Complete and correct copies of the following documents, to the extent in
Seller's or any Acquired Company's possession, have heretofore been delivered by
Seller to Buyer: deeds, instruments evidencing Encumbrances, commitments for the issuance of title insurance, title opinions, surveys, appraisals, and policies of title insurance currently in force.

               5.11.2. SCHEDULE 5.11.2 sets forth a list and brief description of each lease or similar agreement (showing the parties thereto, and the location and the legal description (if a legal description was referenced as an exhibit to the respective lease or in any leasehold policy of title insurance)
of the real property covered by, and the space occupied under, such lease or other agreement and such other information as is contained thereon) under which
(a) an Acquired Company is lessee or sublessee of, or holds, uses or operates, any real property owned by any third Person (the "Leased Real Property") or (b)
an Acquired Company is lessor of any of the Owned Real Property. Except as set forth in SCHEDULE 5.11.2, each Acquired Company has the right to quiet enjoyment of all the Leased Real Property described in such Schedule for the full term of each such lease or similar agreement (and any renewal option) relating thereto so long as

                                       21

the Acquired Company is not in default thereunder. To the Knowledge of Seller, the leasehold or other interest of the Acquired Company in such Leased Real
Property is not subject or subordinate to any Encumbrance, except for Permitted
Encumbrances and except as set forth on SCHEDULE 5.11.2. To the Knowledge of
Seller, except as set forth on SCHEDULE 5.11.2 and except for Permitted
Encumbrances, there are no agreements or other documents governing or affecting the occupancy or tenancy of any of the Leased Real Property by an Acquired
Company or of any of the Owned Real Property by any Person other than an
Acquired Company. With respect to each lease and similar agreement listed in
SCHEDULE 5.11.2, except as set forth on SCHEDULE 5.11.2: (a) the lease is legal, valid, binding, enforceable and is in full force and effect as against the respective Acquired Company, and to the Knowledge of Seller, as against all other parties thereto; (b) no Acquired Company, and to the Knowledge of Seller,
no other party is in material breach or material default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or material default or permit termination, modification or acceleration thereunder; (c) no Acquired Company, and to the Knowledge of Seller, no other party to the lease has repudiated any provision thereof; (d) there are no disputes or forbearance programs in effect as to the lease where such dispute or forbearance program would materially impair the legality, validity or enforceability of the lease or materially impair the existing or substantially similar use of, the Leased Real Property affected thereby; (e) no Acquired
Company has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold; (f) all facilities leased or subleased thereunder have received all material Governmental Authorizations required in connection with the operation thereof and have been operated and maintained in accordance with all material Legal Requirements and, to the Knowledge of Seller, all material Zoning Legal Requirements; (g) to the Knowledge of Seller, all
facilities leased thereunder are supplied with public utilities that give adequate service to the Leased Real Property, and the Leased Real Property has
unlimited access to and from publicly dedicated streets, the responsibility for maintenance of which has been accepted by the appropriate Governmental Body; (h)
no rights or interests of any Acquired Company under the leases or subleases have been waived, released or subordinated by affirmative action other than by execution of a lease which by its terms is automatically subordinate to a
Permitted Encumbrance; and (i) no consent of the lessor is required in connection with the Contemplated Transactions. Complete and correct copies of the following documents, to the extent in Seller's or any Acquired Company's possession, have heretofore been delivered by Seller to Buyer: deeds, instruments evidencing Encumbrances, commitments for the issuance of title insurance, title opinions, surveys, appraisals and any policies of title insurance currently in force.

               5.11.3. Except as set forth on SCHEDULE 5.11.3, neither Seller nor any Acquired Company has received any written notice or other formal communication that either the whole or any part of the Owned Real Property or any Leased Real Property is subject to any Proceeding for condemnation, eminent domain or other taking by any public authority, and, to the Knowledge of Seller, no such condemnation or other taking is threatened.

               5.11.4. Neither Seller nor any Acquired Company has received any written notice or other formal communication from any Governmental Body concerning any actual or contemplated public improvements made or to be made by any Governmental Body, the costs of which are or are to become special assessments and a lien upon any Owned Real Property or Leased Real Property, and, to the Knowledge of Seller, no such public improvement is threatened.

                                       22

               5.11.5. SCHEDULE 5.11.5 contains a complete list of any real property previously owned, leased or operated by an Acquired Company since the
Acquisition Date for such Acquired Company, which is no longer owned, leased or operated by an Acquired Company.

         5.12. INTELLECTUAL PROPERTY.

               5.12.1. SCHEDULE 5.12 contains a list and description (showing in each case any product, device, process, service, business or publication covered thereby, the registered or other owner and number, if any) of all intellectual property including Copyrights, Patent Rights and Trademarks owned by, licensed to or used by any Acquired Company.

               5.12.2. SCHEDULE 5.12 contains a list and description (showing in each case any owner, licensor or licensee) of all Software owned by, licensed to or used by any Acquired Company which is material to its business, except
Software licensed to an Acquired Company that is available in consumer retail stores and subject to "shrink-wrap" license agreements.

               5.12.3. SCHEDULE 5.12 contains a list and description (showing in each case the parties thereto and the material terms thereof) of all agreements, contracts, licenses, sublicenses, assignments and indemnities which relate to
(a) any Copyrights, Patent Rights or Trademarks listed in SCHEDULE 5.12, (b) any
Trade Secrets owned by, licensed to or used by any Acquired Company or (c) any
Software listed in SCHEDULE 5.12.

               5.12.4. Except as disclosed in SCHEDULE 5.12, an Acquired Company either (a) owns the entire right, title and interest in and to the Intellectual
Property and Software included in its assets, free and clear of any Encumbrance or (b) has the perpetual, royalty-free right to use the same.

               5.12.5. Except as disclosed in SCHEDULE 5.12, (a) all
registrations for Copyrights, Patent Rights and Trademarks identified in
SCHEDULE 5.12 as being owned by an Acquired Company are valid and in force, and all applications to register any unregistered Copyrights, Patent Rights and
Trademarks so identified are pending and in good standing, all without challenge of any kind; (b) the Intellectual Property owned by an Acquired Company is valid and enforceable; (c) to the Knowledge of Seller, (i) an Acquired Company has the
sole and exclusive right to bring actions for infringement or unauthorized use of the Intellectual Property and Software owned by the Acquired Company and (ii)
there has been no infringement or unauthorized use of the Intellectual Property or Software owned by any Acquired Company; (d) each Acquired Company has taken all actions necessary to protect, and where necessary register, the Copyrights,
Trademarks, Software, Patent Rights or Trade Secrets which are material to the
Business; and (e) no Acquired Company is in breach of any material agreement affecting the Intellectual Property, and no Acquired Company has taken any action which would impair or otherwise adversely affect its rights in any material Intellectual Property. Correct and complete copies of (i) registrations for all registered Copyrights, Patent Rights and Trademarks identified in
SCHEDULE 5.12 as being owned by an Acquired Company and (ii) all pending applications to register unregistered Copyrights, Patent Rights and Trademarks identified in SCHEDULE 5.12 as being owned by an Acquired Company (together with any subsequent correspondence, notices or filings relating to the foregoing)
have heretofore been delivered by Seller to Buyer.

                                       23

               5.12.6. Except as set forth in SCHEDULE 5.12, (a) no infringement of any Intellectual Property of any other Person has occurred or results in any way from the operations, activities, products, Software, equipment, machinery or processes used in the Business of the Acquired Companies; (b) no claim of any infringement of any Intellectual Property of any other Person has been made or asserted against, or in respect of the operations of the Business of, the
Acquired Companies; (c) no claim of invalidity of any Copyright, Trademark or
Patent Right, Software or Trade Secret of the Acquired Companies has been made;
and (d) no Proceedings are pending or, to the Knowledge of Seller, threatened which challenge the validity, ownership or use of any Intellectual Property of the Acquired Companies.

               5.12.7. Except as disclosed in SCHEDULE 5.12, (a) the Software which is material to the business of the Acquired Companies is not subject to any transfer, assignment, reversion, site, equipment, or other limitations; (b)
each Acquired Company has maintained and protected the Software which is material to the business of such Acquired Company that it owns (the "Owned
Software") (including all source code and system specifications) with appropriate proprietary notices, confidentiality and non-disclosure agreements and such other measures as are necessary to protect the proprietary, trade secret or confidential information contained therein; (c) the Owned Software has been registered or is eligible for protection and registration under applicable copyright law and has not been forfeited to the public domain; (d) the Acquired
Companies have copies of all prior releases or separate versions of the Owned
Software so that the same may be subject to registration in the United States
Copyright Office; (e) the Acquired Companies have complete and exclusive right, title and interest in and to the Owned Software; (f) the Owned Software does not infringe any Intellectual Property of any other Person; and (g) any Owned
Software includes the source code, system documentation, statements of principles of operation and schematics, as well as any pertinent commentary, explanation, program (including compilers), workbenches, tools and higher level
(or "proprietary") language used for the development, maintenance, implementation and use thereof, so that a trained computer programmer could develop, maintain, enhance, modify, support, compile and use all releases or separate versions of the same.

               5.12.8. Except as disclosed in SCHEDULE 5.12, each employee, agent, consultant or contractor who has contributed to or participated in the creation or development of any Intellectual Property material to the Business or
Software material to the Business on behalf of an Acquired Company or any predecessor in interest to any of them has executed an assignment or an agreement to assign in favor of the Acquired Company (or such predecessor in interest, as applicable) of all right, title and interest in such material.

               5.12.9. The Acquired Companies have not permitted any third party access to the Intellectual Property material to the Business, except for Persons who have entered into, and who are in full compliance with, confidentiality and nondisclosure agreements with regard to the Intellectual Property material to the Business. The Acquired Companies have not permitted any third party to use, copy or otherwise exploit any of the Intellectual Property except pursuant to a valid and legally enforceable license agreement which protects the proprietary rights of the Acquired Companies in such Intellectual Property.

                                       24

               5.12.10. Except as disclosed in SCHEDULE 5.12, no Person has asserted against any Acquired Company any royalty claim or other claim whatsoever, including, but not limited to, claims of ownership, direct or indirect, in respect of the Intellectual Property.

         5.13. PERSONAL PROPERTY; CONDITION AND SUFFICIENCY OF ASSETS.

               5.13.1. Except as set forth in SCHEDULE 5.13.1, each of the
Acquired Companies has good title to all of the machinery, equipment, furniture, leasehold improvements, fixtures, motor vehicles, tractors, trailers, tools, jigs, dies, structures, computer equipment, printers, any related capitalized items, inventory and other tangible property ("Personal Property") owned or used by an Acquired Company (other than leased Personal Property), free and clear of all Encumbrances, except for Permitted Encumbrances. Except as set forth in
SCHEDULE 5.13.1 or with respect to the sales of inventory in the Ordinary Course of Business or the sale of obsolete Assets with a fair market value which does not exceed $50,000 in the aggregate, no Acquired Company is a party to a
Contract whereby another Person has acquired the right or option to purchase, obtain or acquire rights in any of the Personal Property.

               5.13.2. SCHEDULE 5.13.2 contains a brief description of each lease or other agreement under which an Acquired Company is lessee of, or holds or operates, any Personal Property owned by a third Person, except for any such lease, agreement or right that is terminable by the Acquired Company without penalty or payment on notice of 90 days or less, or which involves the payment by or to the Acquired Company of rentals of less than $50,000 per year and an aggregate of $100,000 over the remaining term of the lease, agreement or right.

               5.13.3. To the Knowledge of Seller, the buildings, plants, structures, improvements, machinery and equipment of the Acquired Companies that are used in the operation of the Business as currently conducted are operational and are adequate for the uses to which they are being put, ordinary wear and tear excepted. Except as set forth on SCHEDULE 5.13.3, the buildings, plants, structures, improvements, machinery and equipment of the Acquired Companies that are used in the operation of the Business as currently conducted are not in need of maintenance or repairs which would cost more than $50,000 in the aggregate or would adversely affect the ability of Buyer to conduct the Business of the
Acquired Companies as currently conducted from and after the Closing.

         5.14. INVENTORY. All inventory of the Acquired Companies, as reflected in the Most Recent Financial Statements, is in good, merchantable and useable condition in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Most Recent Financial Statements. Except as set forth in SCHEDULE 5.14, the quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are consistent in all material respects with amounts of such inventory maintained by the Acquired
Companies in the Ordinary Course of Business consistent with past practices.

         5.15. CONTRACTS; NO DEFAULTS.

               5.15.1. Except as set forth in SCHEDULE 5.15.1 or as disclosed in this Agreement, no Acquired Company is a party to or bound by: (a) any Contract for the purchase or sale of

                                       25

Real Property; (b) any Contract (or group of related or similar Contracts) that involves the future performance of services or delivery of goods or materials by one or more Acquired Companies with a fair market value in excess of $50,000 to any one Person (except (i) any Contract entered into in the Ordinary Course of
Business for the sale of goods or materials by the Acquired Company at market prices that is represented solely by a customer purchase order, an acknowledgment from the Acquired Company, or such other form documents as are ordinarily used to memorialize such a transaction or (ii) those Contracts that may be cancelled by the relevant Acquired Company within 30 days without significant penalty, payment or other expense or other significant impact on such Acquired Company); (c) any Contract that is an output, requirements or exclusive dealings contract (as such terms are used in Article 2 of the Uniform
Commercial Code); (d) any Contract that requires or commits any Acquired Company to purchase services, goods, materials or inventory from any Person with a fair market value in excess of $50,000 (except any Contract entered into in the
Ordinary Course of Business for the purchase of services, goods, materials or inventory by the Acquired Company at market prices that is represented solely by a purchase order, an acknowledgement from the Acquired Company, or such other form documents as are ordinarily used to memorialize such a transaction); (e)
any Guaranty or similar undertaking of the obligations of customers, suppliers, officers, directors, employees, Seller, Affiliates of Seller or others; (f) any collective bargaining or other agreement with any labor union; (g) any joint venture, partnership or other Contract (however named) involving a sharing of profits, losses, costs or liabilities by any Acquired Company with any other
Person; (h) any Contract containing covenants that in any way purport to restrict the business activity of any Acquired Company or limit the freedom of any Acquired Company to engage in any line of business or to compete with any
Person; (i) any Contract providing for payments to or by any Person based on sales, purchases or profits, other than (x) direct payments for goods and (y)
Contracts entered into in the Ordinary Course of Business with employees and other sales personnel paying commissions or bonuses; (j) any Contract which provides for, or relates to, the incurrence by an Acquired Company of
Indebtedness; (k) any Contract that was not entered into in the Ordinary Course of Business or that was entered into at a price or prices materially in excess of, or materially lower than, those currently available; (l) any employment
Contract regarding employees performing services for the Business which is not terminable without significant penalty, payment or other expense or other significant impact on the relevant Acquired Company, at any time after the
Closing (except for amounts earned or accrued prior to termination); (m) any
Contract that involves any agreement or commitment for capital expenditures in excess of $250,000 for a single project (it being warranted that the commitments for all undisclosed Contracts for such projects do not exceed $500,000 in the aggregate); (n) any sale and leaseback arrangements and installment purchase arrangements; (o) any management or operating agreements; (p) any Contracts containing in any case a specific clause or affected by a Legal Requirement giving any Person a party to such Contract the right to renegotiate or require a reduction or increase in prices or the repayment of any amount previously paid;
(q) any agreement that restricts the maintenance or incurrence of Indebtedness, the sale or lease of property or distributions or transfers to shareholders (by dividend or otherwise); (r) any other Contract that materially and adversely affects the ownership or leasing of any of the Assets or any maintenance or service agreements relating to any of the Assets; (s) any Contract that involves an account receivable or note receivable of more than $100,000; and (t) any other Contract which is material to the Acquired Companies, as a whole.

                                       26

               5.15.2. Seller has furnished or made available to Buyer complete and correct copies of the Contracts listed in SCHEDULES 5.11.2, 5.12, 5.13.2 AND
5.15.1, as in effect on the date of this Agreement. Neither the Acquired
Companies nor, to the Knowledge of Seller, any other party thereto, is in default under any Contract. Each Contract (i) constitutes a valid and binding obligation of the Acquired Company party thereto and, to the Knowledge of
Seller, of each other party thereto; and (ii) is in full force and effect as to the Acquired Company party thereto, and, to the Knowledge of Seller, as to each other party thereto. Except as separately identified on SCHEDULE 5.15.2, no notice to, filing or registration with, or Consent of, any Person is needed in order that the Contracts set forth on SCHEDULES 5.11.2, 5.12, 5.13.2 AND 5.15.1 continue in full force and effect (without breach by the Acquired Companies of, or giving any contractual party a right to terminate or modify such Contract or require the payment of any penalty or other amount in respect of such Contract as a result of the consummation of the Contemplated Transactions) following the consummation of the Contemplated Transactions. No event has occurred or, to the
Knowledge of Seller, fact or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of or give any Acquired Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Applicable Contract.

               5.15.3. Except as set forth in SCHEDULE 5.15.3: (a) neither
Seller nor any Related Person of Seller (excluding any of the Acquired
Companies) has any rights or obligations under any Contract with an Acquired
Company or that relates to the Business of, or any of the Assets owned or used by, an Acquired Company; and (b) to the Knowledge of Seller, no officer, director, agent, or employee of an Acquired Company is bound by any Contract that purports to limit the ability of such officer, director, agent or employee, to (i) engage in or continue any conduct, activity, or practice relating to the
Business of the Acquired Company, or (ii) assign to an Acquired Company or to any other Person any rights to any invention, improvement, or discovery in connection with the Business.

         5.16. BANK ACCOUNTS; POWERS OF ATTORNEY.

               5.16.1. SCHEDULE 5.16.1 sets forth a complete and correct list of all bank accounts and safe deposit boxes of the Acquired Companies and the
Persons authorized to sign or otherwise act with respect thereto.

               5.16.2. Except as set forth on SCHEDULE 5.16.2, there are no outstanding powers of attorney executed on behalf of any Acquired Company.

         5.17. INSURANCE.

               5.17.1. SCHEDULE 5.17.1 sets forth a list and brief description
(including name of insurer, nature of coverage, and the loss experience in respect of each of the Acquired Companies for the most recent five calendar years and the current year to date, with respect to each type of coverage) of all policies of insurance maintained, owned or held by or for the benefit of the
Acquired Companies during the past five calendar years and the current year to date. Seller shall cause the Acquired Companies to keep or cause such insurance or comparable insurance to be kept in full force and effect through the Closing
Date. Seller and each Acquired

                                       27

Company have complied with each of such insurance policies and have not failed to give any notice or present any claim thereunder in a due and timely manner which failure would cause the applicable Acquired Company to lose coverage which would otherwise be available to such Acquired Company. All of such insurance policies are in such amounts and insure the Acquired Companies against such losses and risks as are generally maintained by a comparable business. Copies of all such policies have been made available to Buyer. Seller has provided to
Buyer any statement by the auditor of the Financial Statements with regard to the adequacy of the reserve for claims.

               5.17.2. SCHEDULE 5.17.2 sets forth a list and brief description
(including the loss experience for the most recent three calendar years and the current year to date and the reserves established thereunder, including those reserves for claims incurred but not yet reported) of the self-insurance arrangements by or affecting the Acquired Companies.

               5.17.3. Except as set forth in SCHEDULE 5.17.3, no Acquired
Company has, since December 31, 1999, received (a) any refusal of coverage or any notice that a defense will be afforded with reservation of rights; (b) any notice of cancellation or any other indication that any insurance policy maintained, owned or held by or for the benefit of the Acquired Companies is no longer in full force or effect or will not be renewed or that the insurer of any policy is not willing or able to perform its obligations thereunder; or (c) any notice of any retrospective or prospective premium adjustment.

               5.17.4. The Acquired Companies have paid all premiums due, and have otherwise performed all of their respective obligations, under each policy maintained, owned or held by or for the benefit of the Acquired Companies.

               5.17.5. Except as set forth in SCHEDULE 5.17.5, to the Knowledge of Seller, there are no outstanding recommendations made by the insurer under any insurance policy maintained, owned or held by or for the benefit of the
Acquired Companies or any insurance advisor for the Acquired Company which have not been taken or satisfied.

         5.18. PRODUCT WARRANTY. Except as set forth in SCHEDULE 5.18, there are no facts or circumstances which would cause warranty claims in respect of products manufactured, sold, leased or delivered by the Acquired Companies prior to the Closing Date to exceed (in quantity, frequency or amount) the warranty claims experienced by the Acquired Companies in the Ordinary Course of Business.
No product manufactured, sold, leased or delivered by an Acquired Company is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease. SCHEDULE 5.18 includes copies of the standard terms and conditions of sale or lease for an Acquired Company
(containing applicable guaranty, warranty and indemnity provisions). The current level of sales returns and allowances for each Acquired Company relating to warranty claims are generally consistent with historical levels.

         5.19. PRODUCT LIABILITY. Except as set forth in SCHEDULE 5.19, the
Acquired Companies are not subject to any pending Proceeding, and to the
Knowledge of Seller, there are no facts or circumstances reasonably likely to result in a Proceeding, arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold,

                                       28

leased or delivered by the Acquired Companies other than arising in the Ordinary
Course of Business, which is fully insured.

         5.20. LABOR RELATIONS AND COMPLIANCE.

               5.20.1. Seller has provided Buyer with a complete and accurate list of the following information for each employee or commissioned salesperson of the Acquired Companies that is actively employed by the Acquired Companies on the date of this Agreement: (a) employer; (b) name; and (c) job title.

               5.20.2. Except as set forth in SCHEDULE 5.20.2, to the Knowledge of Seller, no officer or other Management Employee of the Acquired Companies (a)
is a party to, or is otherwise bound by, any Contract, including any confidentiality, noncompetition or proprietary rights agreement, between such employee and any other Person that in any way adversely affects or will affect the performance of such employee's duties as an employee of an Acquired Company or the ability of an Acquired Company to conduct its business, (b) is engaged in activities in connection with such employee's employment by an Acquired Company that will give rise to any valid claim by a former employer that the current employee or the Acquired Company has appropriated or used any Intellectual
Property of the former employer or (c) has any plans to terminate employment with an Acquired Company.

               5.20.3. Except as set forth in SCHEDULE 5.20.3, no Acquired
Company is a party to any collective bargaining or other labor Contract. Except as set forth in SCHEDULE 5.20.3, since January 1, 1997, no Acquired Company has experienced (a) any strike, slowdown, picketing or work stoppage, (b) any
Proceeding against or affecting the Acquired Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters (including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission
or any comparable Governmental Body), organizational activity, or other labor or employment dispute against or affecting the Acquired Company or any of its premises, or (c) any application for certification of a collective bargaining agent, or to the Knowledge of Seller, any organizational effort by or on behalf of any labor union with respect to employees of any Acquired Company. There is no lockout of any employees by an Acquired Company and no such action is contemplated by an Acquired Company.

               5.20.4. Except as set forth in SCHEDULE 5.20.4, each Acquired
Company has in all material respects complied with all Legal Requirements relating to the employment of labor, including, without limitation, all Legal
Requirements related to non-discrimination, immigration, wages and hours. Except as set forth in SCHEDULE 5.20.4, each Acquired Company has complied with all
Legal Requirements relating to the collection and payment of social security or withholding Taxes, or both, and similar Taxes in respect of its Business. The
Acquired Companies are not liable for the payment of any compensation, damages,
Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

                                       29

         5.21. EMPLOYEE BENEFITS.

               5.21.1. SCHEDULE 5.21 lists each "employee benefit plan," as such term is defined in Section 3(3) of ERISA, sponsored, maintained or contributed to, within the three years prior to Closing, by Seller or any of the Acquired
Companies for the benefit of the employees of the Acquired Companies
("Applicable Plan") or under which any Acquired Company may have Liability.

               5.21.2. Each Applicable Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in accordance with the terms of such Applicable Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA and the IRC, including compliance with all applicable reporting and disclosure obligations.

               5.21.3. All contributions (including all employer contributions and employee salary reduction contributions) which are due have been made on a timely basis to each Applicable Plan.

               5.21.4. Except as otherwise set forth in SCHEDULE 5.21:

               (a) none of Seller, any of the Acquired Companies and any
corporation, trade, business or entity under common control with Seller, within the meaning of Section 414(b), (c) or (m) of the IRC or Section 4001 of ERISA
("Commonly Controlled Entity") contributes to or has an obligation to contribute to, on behalf of Covered Employees, and has not at any time within three years prior to the Closing contributed to or had an obligation to contribute to, on behalf of Covered Employees, a multi-employer plan within the meaning of Section
3(37) of ERISA. As of the Closing, none of Seller, any of the Acquired Companies or any Commonly Controlled Entity has incurred any Liability for either a complete or partial withdrawal from a multi-employer plan which would in any way affect Covered Employees. For purposes of this Section 5.21.4, Covered Employees means only present or former employees of the Acquired Companies;

               (b) there are no Proceedings pending (other than routine claims for benefits) or, to the Knowledge of Seller, threatened against, or with respect to, any of the Applicable Plans or their assets; and to the Knowledge of
Seller, no act, omission or transaction has occurred which is reasonably likely to result in such a Proceeding;

               (c) each of the Applicable Plans intended to be qualified under
Section 401(a) of the IRC, to the Knowledge of Seller, satisfies the requirements of such Section and has received a favorable determination letter from the IRS regarding such qualified status and has not, since receipt of the most recent favorable determination letter, been amended or, to the Knowledge of
Seller, operated in any way which would adversely affect such qualified status;

               (d) the Acquired Companies do not maintain any defined benefit plans; and

               (e) no benefit is provided under any Applicable Plan through a voluntary employees' beneficiary association, as defined in Section 501(c)(9) of the IRC.

                                       30

               5.21.5. Except as set forth in SCHEDULE 5.21, no Acquired Company is a party to or bound by any written severance agreements, programs or policies.

               5.21.6. Except as set forth in SCHEDULE 5.21, (a) no Applicable
Plan provides retiree medical or retiree life insurance benefits to any Person and (b) the Acquired Companies are not contractually or otherwise obligated
(whether or not in writing) to provide any Person with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of Section 601 through 608 of ERISA and Section 4980B of the IRC.

               5.21.7. No payment that is owed or may become due to any
director, officer, employee or agent of any Acquired Company by an Acquired
Company will be non-deductible to the Acquired Companies or subject to tax under
IRC Section 280G or Section 4999; nor will any Acquired Company be required to
"gross up" or otherwise compensate any such Person because of the imposition of any excise tax on a payment to such Person.

               5.21.8. The consummation of the Contemplated Transactions will not result in the payment, vesting or acceleration of any benefit.

         5.22. GUARANTIES. Except as disclosed in SCHEDULE 5.22, none of the
Acquired Companies is a guarantor or otherwise liable for any Liability or obligation (including Indebtedness) of any other Person.

         5.23. ENVIRONMENTAL MATTERS. Except for matters disclosed in SCHEDULE
5.23:

               5.23.1. To the Knowledge of Seller, each Acquired Company is, and at all times has been, in compliance in all material respects with, and has not been and is not in material violation of or liable under, any Environmental Law.
Neither Seller nor any Acquired Company has received, or been threatened to receive, any actual or threatened Order, written notice or other formal communication from (a) any Governmental Body or private citizen acting in the public interest, or (b) the current or prior owner or operator of any Facility, of any alleged, actual or potential violation or failure to comply with any
Environmental Law, or of any alleged, actual or threatened obligation to undertake or bear the cost of any Environmental Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) which any Acquired Company (or any predecessor) owned or operated or in which any Acquired Company (or any predecessor) has or had an interest, or with respect to any property or facility at, from or to which Contaminants generated, manufactured, refined, transferred, imported, used or processed by any Acquired
Company (or any predecessor) have been transported, treated, stored, handled, transferred, disposed, recycled or received.

               5.23.2. There are no pending or, to the Knowledge of Seller, threatened claims, Encumbrances or other restrictions of any nature, resulting from any Environmental Liabilities with respect to or affecting any of the
Facilities or any other properties and assets (whether real, personal, or mixed)
which any Acquired Company (or any predecessor) owned or operated or in which any Acquired Company (or any predecessor) has or had an interest.

               5.23.3. Neither Seller nor any Acquired Company has received, or to the Knowledge of Seller, been threatened to receive, any citation, directive, inquiry, written notice,

                                       31

Order, summons, warning or other formal communication that relates to Hazardous
Activity or Contaminants.

               5.23.4. To the Knowledge of Seller, neither Seller nor any
Acquired Company has any Environmental Liabilities with respect to the
Facilities or with respect to any other properties and assets (whether real, personal, or mixed) which any Acquired Company (or any predecessor) owned or operated or in which any Acquired Company (or any predecessor) has or had an interest, or at any property geologically or hydrologically adjoining the
Facilities or any such other property or assets.

               5.23.5. To the Knowledge of Seller, there are no Contaminants present on or in the Environment at the Facilities or at any geologically or hydrologically adjoining property, including any Contaminants (other than cleaning fluids, office supplies and paint used in the normal maintenance of the
Facilities in compliance with Environmental Laws) contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. None of Seller, any Acquired Company, or, to the Knowledge of Seller,
any other Person, has permitted or conducted, or is aware of, any Hazardous
Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) which any Acquired Company (or any predecessor) owned or operated or in which any Acquired Company (or any predecessor) has or had an interest except in compliance in all material respects with all applicable Environmental Laws.

               5.23.6. To the Knowledge of Seller, there has been no Release, or threat of Release, of any Contaminants at or from the Facilities or at any other locations where any Contaminants were generated, manufactured, refined, transferred, produced, imported, used or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed)
which were operated by any Acquired Company (or any predecessor) or in which any
Acquired Company (or any predecessor) has or had an interest, or any geologically or hydrologically adjoining property, whether by any Acquired
Company or any other Person.

               5.23.7. Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by Seller or any Acquired Company pertaining to Contaminants or
Hazardous Activities in, on, or under the Facilities, or concerning compliance by any Acquired Company with Environmental Laws.

         5.24. OCCUPATIONAL SAFETY AND HEALTH MATTERS. Except for matters disclosed in SCHEDULE 5.24:

               5.24.1. Each Acquired Company is, and at all times has been, in compliance in all material respects with, and has not been and is not in violation of or liable under, any Occupational Safety and Health Law. Neither
Seller nor any Acquired Company has received, or been threatened to receive, any actual or threatened Order, citation, written notice or other formal communication from any Governmental Body or any other Person of any actual or potential violation or failure to comply with any Occupational Safety and Health
Law, or any actual or threatened obligation to undertake or bear the cost of any
Occupational Safety and

                                       32

Health Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) which any Acquired Company owns or operates or in which any Acquired Company has an interest.

               5.24.2. There are no pending or, to the Knowledge of Seller, threatened claims, Encumbrances or other restrictions of any nature, for any
Occupational Safety and Health Liabilities arising under or pursuant to any
Occupational Safety and Health Law, with respect to or affecting any of the
Facilities or any other properties or assets (whether real, personal, or mixed)
which any Acquired Company owns or operates or in which any Acquired Company has an interest.

               5.24.3. Neither Seller nor any Acquired Company has received, or been threatened to receive, any citation, written inquiry, notice, Order, summons or other formal communication that relates to any alleged, actual or potential violation or failure to comply with any Occupational Safety and Health
Law, or of any alleged, actual or potential obligation to undertake or bear the cost of any Occupational Safety and Health Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal or mixed) which any Acquired Company owns or operates or in which any Acquired
Company has an interest.

               5.24.4. Seller and the Acquired Companies do not have
Occupational Safety and Health Liabilities in excess of $25,000 in the aggregate with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) which any Acquired Company owns or operates or in which any Acquired Company has an interest.

         5.25. CERTAIN PAYMENTS. Except as set forth in SCHEDULE 5.25, in respect of periods for which any Acquired Company could have Liability to any third Person or under any applicable Legal Requirement, neither an Acquired
Company nor any director, officer, agent or employee of an Acquired Company has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Acquired Company, or (iv)
in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in an Acquired Company's books and records.

         5.26. RELATED PERSON SERVICES. SCHEDULE 5.26 sets forth (a) a description of all material services provided since December 31, 2000 to an
Acquired Company by Seller or any Affiliate of Seller (other than an Acquired
Company) utilizing either (i) assets not owned or leased by an Acquired Company or (ii) employees not employed by an Acquired Company and (b) the manner in which the costs of providing such services have been allocated to the Acquired
Company and the amounts of such allocations. SCHEDULE 5.26 also sets forth all payments made and/or cash or other assets or property transferred, since
December 31, 2000, between Seller or any Affiliate of Seller (other than an
Acquired Company) and an Acquired Company.

         5.27. BROKERS' FEES. Except for the fees paid or payable to Houlihan
Lokey Howard & Zukin Capital, which will be paid by Seller, neither Seller nor any Acquired Company has any

                                       33

Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Contemplated Transactions.

         5.28. DISCLOSURE. The representations and warranties of Seller in this
Agreement do not contain any untrue statement or omit to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading.

SECTION 6. REPRESENTATIONS AND WARRANTIES OF BUYER.

         Buyer represents and warrants to Seller as follows:

         6.1. ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio. Buyer has full corporate power and authority to conduct its business as it is now being conducted.

         6.2. AUTHORITY; NO CONFLICT.

              6.2.1. Buyer has full corporate power and authority to execute, deliver and perform this Agreement and each Buyer Ancillary Agreement to which
Buyer is a party. This Agreement and each Buyer Ancillary Agreement have been duly approved and authorized by all requisite corporate action. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery of the Buyer Ancillary Agreements to which Buyer is a party, such agreements will constitute the valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

              6.2.2. Subject to the satisfaction of the conditions precedent set forth in Sections 9.5 and 10.5 of this Agreement, except as set forth in
SCHEDULE 6.2.2, neither the execution and delivery of this Agreement or any of the Buyer Ancillary Agreements nor the consummation or performance of this
Agreement, any of the Buyer Ancillary Agreements or any of the Contemplated
Transactions will, directly or indirectly (with or without notice or lapse of time or both): (a) contravene, conflict with or result in a violation of (i) any provision of the Organizational Documents of Buyer or (ii) any resolution adopted by the board of directors (or committees thereof) or the shareholders of
Buyer; (b) contravene, conflict with, or result in a violation of, or give any
Governmental Body or other Person the right to challenge any of the Contemplated
Transactions or to exercise any remedy or obtain any relief under, any material
Legal Requirement or any material Order to which Buyer may be subject; or (c)
contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any material Contract to which Buyer is a party. Except as provided under the HSR Act and except as set forth in SCHEDULE 6.2.2, Buyer is not and will not be required to give any notice to or obtain any Consent from any Person
(including from any Governmental Body) in connection with the execution and delivery of this Agreement or any of the Buyer Ancillary Agreements or the
consummation or performance of any of the Contemplated Transactions.

         6.3. CERTAIN PROCEEDINGS. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal,

                                       34

or otherwise interfering with, any of the Contemplated Transactions. To Buyer's knowledge, no such Proceeding has been threatened and there are no facts or circumstances reasonably likely to result in such a Proceeding.

         6.4. BROKERS' FEES. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the
Contemplated Transactions for which Seller could become liable or obligated.

         6.5. INVESTMENT INTENT.

              6.5.1. Buyer is acquiring the Shares for its own account and/or for the account of one or more of its Subsidiaries and not for distribution and acknowledges that it must bear the economic risk of the investment in the Shares for an indefinite period of time under applicable securities laws and regulations. Buyer agrees that the Shares acquired by it pursuant to this
Agreement will not be offered, sold, transferred, assigned or otherwise disposed of without compliance with applicable securities laws and regulations. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of acquiring the Shares pursuant to this Agreement; and Buyer has the financial ability to bear the economic risks of acquiring and holding the Shares to be acquired by Buyer pursuant to this
Agreement for investment.

              6.5.2. Buyer understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that Seller is relying in part upon the truth and accuracy of, and Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of
Buyer set forth in this Agreement in order to determine the availability of such exemptions and the eligibility of Buyer to acquire the Shares.

         6.6. AVAILABLE CONSIDERATION. Buyer has or will have at Closing sufficient funds to pay the Purchase Price.

SECTION 7. CERTAIN AGREEMENTS.

         Buyer and Seller covenant and agree as follows:

         7.1. INVESTIGATION OF THE ACQUIRED COMPANIES BY BUYER. Seller shall afford and cause the Acquired Companies to afford to the Representatives of
Buyer upon reasonable notice, reasonable access during normal business hours, coordinated through Garen W. Smith or Arthur L. Whitman, to the offices, properties (including for subsurface testing), employees and business and financial records (including computer files, retrieval programs and similar documentation and such access and information that may be necessary in connection with an environmental audit) of Seller and the Acquired Companies relating to the Business to the extent Buyer shall deem necessary or desirable and is permissible under applicable Legal Requirements. Seller shall furnish, and shall cause the Acquired Companies to furnish, to Buyer or its
Representatives such information concerning the assets, business and the operations of the Acquired Companies as shall be reasonably requested to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of Seller contained in this Agreement have been complied with and to determine whether the conditions

                                       35

set forth herein have been satisfied. Buyer agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of Seller or the Acquired Companies or violate any applicable Legal
Requirement. No investigation made by Buyer or its Representatives hereunder shall affect the representations and warranties of Seller hereunder.

         7.2. PRESERVE ACCURACY OF REPRESENTATIONS AND WARRANTIES. Each of the
parties hereto shall, and Seller shall cause each of the Acquired Companies to, refrain from taking any action which would render any representation or warranty contained in Section 5 or 6 of this Agreement inaccurate as of the Closing Date.
Each of Buyer, as a party on the one hand, and Seller and the Acquired
Companies, as a party on the other, shall promptly notify the other of any
Proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any of the
Contemplated Transactions. Seller shall promptly notify Buyer of (a) any
Proceeding that may be threatened, brought, asserted or commenced against an
Acquired Company which would have been listed in SCHEDULE 5.9 if such Proceeding had arisen prior to the date hereof, (b) any fact which, if known on the date of this Agreement, would have been required to be set forth or disclosed pursuant to this Agreement, and (c) any actual, impending or threatened breach in any material respect of any of the representations and warranties contained in this
Agreement and with respect to the latter, shall use their Best Efforts to remedy such actual, impending or threatened breach.

         7.3. CONSENTS OF THIRD PARTIES; GOVERNMENTAL AUTHORIZATIONS.

              7.3.1. Seller will (and will cause the Acquired Companies to) act diligently and reasonably to secure the Consent, in form and substance reasonably satisfactory to Buyer, from any party to any Applicable Contract required to be obtained to permit the consummation of the Contemplated
Transactions or to otherwise satisfy the conditions set forth in Sections 9 and
10; provided that (a) none of Seller, the Acquired Companies or Buyer shall have any obligation to offer or pay any consideration in order to obtain any such
Consents and (b) Seller shall not make (or permit any Acquired Company to make)
any agreement or understanding affecting the Assets or Business of the Acquired
Companies as a condition for obtaining any such Consent except with the prior written consent of Buyer. During the period prior to the Closing Date, Buyer shall act diligently and reasonably to cooperate with Seller and the Acquired
Companies to obtain the Consents contemplated by this Section 7.3.1.

              7.3.2. During the period prior to the Closing Date, Seller and
Buyer shall (and Seller shall cause the Acquired Companies to) act diligently and reasonably, and shall cooperate with each other, in making any required filing or notification and in securing any Consents of any Governmental Body required to be obtained by them in order to permit the consummation of the
Contemplated Transactions, or to otherwise satisfy the conditions set forth in
Sections 9 and 10; provided that Seller shall not make (or permit any Acquired
Company to make) any agreement or understanding affecting the Assets or Business of the Acquired Companies as a condition to obtaining any such Consents except with the prior written consent of Buyer.

              7.3.3. Seller and Buyer shall each promptly prepare and file a notification with the Justice Department and the FTC as required by the HSR Act.
Seller and Buyer shall cooperate with each other in connection with the preparation of such notification and shall provide the other such information and assistance as the other may reasonably request to

                                       36

complete such notification, and shall provide a copy of such notification to the other prior to filing. Each of Seller and Buyer shall keep confidential all information about the other obtained in connection with the preparation of such notification. Buyer and Seller shall share equally the payment of the filing fee required under the HSR Act.

              Buyer and Seller shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, any Governmental Body including the Justice Department and the FTC. Buyer and Seller shall use their reasonable efforts to obtain any clearance required under the HSR Act for the Contemplated Transactions in accordance with the terms and conditions hereof. Nothing contained in this Agreement will require or obligate Buyer or its Affiliates to: (a) initiate, pursue or defend any litigation to which any Governmental Body (including the Justice Department and the FTC) is a party; (b) agree to otherwise become subject to any limitations on their, or the Acquired Companies', respective rights effectively to acquire, control or operate their businesses or exercise full rights of ownership of the
Business or all or any portion of the Assets; (c) agree or otherwise be required to sell or otherwise dispose of, hold separate (through the establishment of a trust or otherwise), or divest themselves of all or any portion of the Business or the business, assets or operations of Buyer or any of its Affiliates, or (d)
otherwise take any action which, in the judgment of Buyer, in its sole discretion, would materially and adversely affect the value of the Contemplated
Transactions; and no representation, warranty or covenant of Buyer contained in this Agreement shall be breached or deemed breached as a result of the failure by Buyer or any of its Affiliates to take any of the actions specified in this sentence.

         7.4. OPERATIONS PRIOR TO THE CLOSING DATE.

              7.4.1. Seller shall cause the Acquired Companies to operate and carry on their business only in the Ordinary Course of Business and substantially as presently operated. Consistent with the foregoing, Seller shall cause the Assets to be maintained in the same working order and condition, in a manner consistent with past practice, as such Assets are in as of the date of this Agreement (reasonable wear and tear excepted) and shall use its Best
Efforts to maintain the business organization of the Acquired Companies intact and to preserve the present relationships with the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the Acquired Companies.

              7.4.2. Except as expressly contemplated by this Agreement or as set forth on SCHEDULE 7.4.2 or except with the express written approval of
Buyer, Seller shall not with respect to the Acquired Companies and shall cause each Acquired Company not to: (a) amend its Organizational Documents; (b) issue, grant, sell or encumber any shares of its capital stock, any other voting, equity or ownership interest in the Acquired Company or any other securities; or
issue, grant, sell or encumber any security, option, warrant, put, call, subscription or other right of any kind, fixed or contingent, that directly or indirectly calls for the acquisition, issuance, sale, pledge or other disposition of any shares of its capital stock, any other voting, equity or ownership interest in the Acquired Company or any other securities or make any other changes in the equity capital structure of any Acquired Company; (c) make any material change in the Business or the operations of the Acquired Companies;
(d) make any capital expenditures in excess of $100,000 in the aggregate or enter into any contract or commitment therefor, other than capital expenditures or commitments for capital expenditures currently budgeted and disclosed in

                                       37

SCHEDULE 7.4.2; (e) enter into any Contract which requires the Consent of any third party to consummate the Contemplated Transactions; or make any modification to any existing Applicable Contract or to any Governmental
Authorization, other than changes made in good faith that would not be material to the Acquired Companies as a whole, would not adversely affect the ability of
Seller, the Acquired Companies or any of their respective Affiliates to consummate the Contemplated Transactions and would not adversely affect the ability of Buyer to conduct the Business of the Acquired Companies as currently conducted from and after the Closing; (f) enter into any Contract for the purchase, lease (as lessee) or other occupancy of real property or for the sale of any Owned Real Property or exercise any option to purchase real property listed in SCHEDULE 5.11.2 or any option to extend a lease listed in SCHEDULE
5.11.2; (g) sell, lease (as lessor), transfer or otherwise dispose of (including any transfers from any Acquired Company to Seller or any Affiliate of Seller
other than another Acquired Company), or mortgage or pledge, or impose or suffer to be imposed any Encumbrance (other than a Permitted Encumbrance) on, any of the assets of any Acquired Company, other than inventory or other Personal
Property not material to the Business sold or otherwise disposed of for fair value in the Ordinary Course of Business; (h) cancel any Indebtedness owed to or claims held by any Acquired Company (including the settlement of any claims or litigation) other than in the Ordinary Course of Business; (i) create, incur or assume, or agree to create, incur or assume, any Indebtedness or enter into, as lessee, any capitalized lease obligations (as defined in Statement of Financial
Accounting Standards No. 13), except for borrowings incurred in the Ordinary
Course of Business consistent with past practice, or Indebtedness incurred by loans or advances to officers and employees of the Acquired Companies for travel, business or relocation expenses in the Ordinary Course of Business; (j)
accelerate or delay collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the Ordinary Course of Business; (k) delay or accelerate payment of any account payable or other Liability beyond or in advance of its due date or the date when such Liability would have been paid in the Ordinary Course of
Business; (l) incur any Liability other than current Liabilities incurred in the
Ordinary Course of Business; (m) make, or agree to make, any payment of any dividend or distribution of cash or any other assets to Seller or any Affiliate of Seller (other than another Acquired Company or in connection with the purchase of steel raw materials from WPC or PCC on normal terms and at prices not in excess of market prices in the Ordinary Course of Business); (n) make any addition to, contribution to, or modification of the Applicable Plans, other than (i) contributions made in accordance with the Ordinary Course of Business
(which would include the normal discretionary contribution for 2001 to the
Company's 401(k) Retirement Savings Plan in an amount consistent with that made in prior years); (ii) the extension of coverage to other employees who become eligible after December 31, 2001; and (iii) any plan amendments required by applicable Legal Requirements; (o) make any change in the compensation of the employees of the Acquired Companies, other than changes made in accordance with normal compensation practices and consistent with past practices; (p) make any change in the accounting policies applied in the preparation of the Financial
Statements contained in SCHEDULE 5.5 other than as required by GAAP; (q) prepare or file any Tax Return inconsistent with past practice or, on any such Tax
Return, take any position, make any election or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including, without limitation, positions, elections or methods which would have the effect of deferring income to periods for which

                                       38

Buyer is liable or accelerating deductions to periods for which Seller is liable); or (r) enter into any agreement or take any action that would be prohibited by this Section 7.4.

         7.5. NOTIFICATION BY SELLER OF CERTAIN MATTERS. During the period prior to the Closing Date, Seller will promptly advise Buyer in writing of (a) any
Material Adverse Change in the Acquired Companies or the condition of their assets, (b) any written notice or other formal communication from any third
Person alleging that the Consent of such third Person is or may be required in connection with the Contemplated Transactions and (c) any material default of which Seller has Knowledge under any Applicable Contract or event of which
Seller has Knowledge which, with notice or lapse of time or both, would become such a default on or prior to the Closing Date.

         7.6. TITLE ABSTRACTS AND SURVEYS. Seller has caused to be delivered to
Buyer prior to the date of this Agreement, with respect to each parcel of Owned
Real Property and Leased Real Property, any and all real estate title abstracts, commitments, reports, policies and surveys in the possession of Seller or any
Acquired Company. If Buyer has ordered any additional title abstracts, reports, commitments or surveys for any or all of the Owned Real Property and/or Leased
Real Property, Buyer shall pay the cost and expense of obtaining such title abstracts, reports, commitments and surveys.

         7.7. COMPLIANCE WITH ENVIRONMENTAL PROPERTY TRANSFER ACTS. Seller shall provide or cause to be provided documentation deemed adequate by Buyer demonstrating full compliance with any applicable Environmental Property
Transfer Act. Buyer shall cooperate with Seller in obtaining such compliance.

         7.8. PAYMENT OF PITTSBURGH-CANFIELD OBLIGATION. Seller shall pay the
Pittsburgh-Canfield Obligation to the Company at or prior to the Closing.

         7.9. ERISA INDEMNITY. Seller and Buyer shall act reasonably and diligently, and shall cooperate with each other, in securing the Consent of the
Agent (as defined in SCHEDULE 2.1) to the termination of that certain ERISA
Indemnity, dated as of November 24, 1998, between Seller and the Company.

SECTION 8. ADDITIONAL AGREEMENTS.

         8.1. ACCESS TO RECORDS AFTER CLOSING.

              8.1.1. For a period of five years after the Closing Date, Buyer shall retain, at Buyer's sole expense, the books, records and other data of the
Business. During such period, Seller and its Representatives shall have reasonable access to all of the books and records of the Acquired Companies to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operations of the Acquired Companies prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this
Section 8.1.1. If Buyer shall desire to dispose of any of such books and records prior to the expiration of such five-year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller's expense, to segregate and remove such books and records as Seller may select.

                                       39

              8.1.2. For a period of five years after the Closing Date, Buyer and its Representatives shall have reasonable access to all of the books and records relating to the Acquired Companies which Seller or any of its Affiliates may retain after the Closing Date. Such access shall be afforded by Seller upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 8.1.2. If Seller or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such five-year period, Seller shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer's expense, to segregate and remove such books and records as Buyer may select.

         8.2. EMPLOYEES AND EMPLOYEE BENEFIT PLANS. Seller covenants and agrees that, except for those plans listed on SCHEDULE 5.21 which cover only the
Covered Employees, neither Buyer nor any Acquired Company shall have Liability with respect to or arising from any employee benefit plan (as defined in Section
3(3) of ERISA) which covers employees or former employees of Seller or a
Commonly Controlled Entity (other than any of the Acquired Companies), including, without limitation, any multi-employer plan (as defined in Section
3(37) of ERISA) which covers employees or former employees of Seller or a
Commonly Controlled Entity (other than any of the Acquired Companies).

         8.3. CONFIDENTIAL NATURE OF INFORMATION. Each of Buyer, as a party on the one hand, and Seller, as a party on the other, agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the Contemplated Transactions (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the
Contemplated Transactions shall not be consummated, each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith. Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Buyer, to its counsel, accountants, financial advisors or lenders, and in the case of
Seller, to its counsel, accountants or financial advisors). No Person shall use any confidential information, including, without limitation, with respect to the
Business, any information relating to the Business or customers, suppliers, contractors, subcontractors and licensors, in any manner whatsoever except for
(a) the purpose of evaluating the proposed purchase and sale of the Shares or the negotiation or enforcement of this Agreement or any agreement contemplated hereby; (b) where the disclosure of any portion thereof is required by applicable law or determined to be necessary to comply with any Order or
Governmental Authorization (but only to the extent so required); PROVIDED,
HOWEVER, that such party shall first notify the other party of any such requirement and, if the other party desires, shall cooperate with that party to seek approval to prevent or limit such disclosure; (c) where the disclosure of any portion thereof is required in order to obtain any of the Consents contemplated hereby, and both parties agree in writing that such disclosure is necessary; (d) where the information becomes generally available to the public other than as a result of a disclosure by Buyer, Seller or the Acquired
Companies; or (e) where the information is or becomes lawfully available to
Buyer from a source other than Seller. Notwithstanding the foregoing, after the
Closing, Buyer and the Acquired Companies may use or disclose any confidential information related to the Acquired Companies or their Assets or Business.

                                       40

         8.4. NO SOLICITATION. From and after the date of this Agreement until the termination of this Agreement or Closing, neither Seller nor any of the
Acquired Companies will, and each will use its Best Efforts to cause any
Representative of Seller or any Acquired Company to not, (a) solicit or initiate the submission of any proposal or offer from any Person (other than Buyer) with respect to the acquisition of all or a portion of the outstanding capital stock of any Acquired Company or the merger, consolidation or sale of all or a significant portion of the Assets of any Acquired Company (an "Acquisition
Proposal"), or (b) engage in negotiations or discussions with, or furnish any information or data to any third party relating to an Acquisition Proposal
(other than the transactions contemplated hereby). Seller shall cause the
Acquired Companies to comply with the provisions of this Section 8.4.

         8.5. INDEBTEDNESS TO ACQUIRED COMPANIES. Seller shall cause all
Indebtedness owed to an Acquired Company by Seller or any Affiliate of Seller
(other than an Acquired Company) to be paid in full on or prior to the Closing
Date.

         8.6. INTERCOMPANY LIABILITIES. As of the Closing Date, there shall be no outstanding Liabilities of the Acquired Companies to Seller or any Affiliate
of Seller (other than another Acquired Company) other than those Liabilities identified on SCHEDULE 8.6. Following the Closing, the Acquired Companies shall not be required to pay any of the Liabilities identified on SCHEDULE 8.6 in advance of their regular due date.

         8.7. COVENANT NOT TO COMPETE OR SOLICIT BUSINESS.

              8.7.1. In furtherance of the sale of the Shares to Buyer and to protect the value and goodwill of the Business of the Acquired Companies and in consideration of the Purchase Price, Seller covenants and agrees that, after the
Closing:

              (a) for a period ending 18 months after the Closing Date, neither
Seller nor any of Seller's Affiliates will directly or indirectly (whether as owner, consultant, manager, principal, agent, shareholder, partner or otherwise)
own, manage, operate, control, participate in, or otherwise carry on, any business that produces, manufactures or sells any of the products produced, manufactured or sold by any of the Acquired Companies on the Closing Date anywhere in North America; PROVIDED, HOWEVER, THAT Buyer expressly acknowledges and agrees that PCC and Wheeling Corrugating, a division of Wheeling-Pittsburgh
Steel Corporation, may continue to engage in their respective businesses as conducted on the Closing Date without violating the foregoing covenant; and,
PROVIDED FURTHER, THAT nothing set forth in this Section 8.7 shall prohibit
Seller or Seller's Affiliates from owning not in excess of 1% in the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange or on The Nasdaq
National Market;

              (b) for a period ending 18 months after the Closing Date, neither
Seller nor any of Seller's Affiliates will directly or indirectly induce or attempt to persuade any supplier or customer of an Acquired Company to terminate or alter such business relationship with such Acquired Company; or

              (c) except as approved by Buyer, for a period ending 18 months after the Closing Date, neither Seller nor any of Seller's Affiliates will employ or otherwise retain the

                                       41

services of any Person who was employed by any of the Acquired Companies at any time between March 31, 2002, and the Closing Date; PROVIDED, HOWEVER, THAT Buyer
expressly acknowledges and agrees that Seller or any Affiliate of Seller may, without violating the foregoing covenant, (i) employ Garen W. Smith and Arthur
L. Whitman at any time; (ii) immediately employ any Person who Buyer or any of the Acquired Companies voluntarily terminates after the Closing Date; or (iii)
employ any Person who voluntarily terminates such Person's employment with any of the Acquired Companies after the Closing Date and who is not offered total annual compensation after the Closing at least equal to 100% of such Person's normal total annual compensation from the Acquired Companies (excluding any retention bonus or other non-recurring payments) in the year prior to Closing.

              8.7.2. In addition, Seller covenants and agrees that neither
Seller nor any Affiliate of Seller will divulge or make use of any Trade Secrets of the Acquired Companies other than to disclose such Trade Secrets to Buyer.

              8.7.3. In the event Seller or any Affiliate of Seller violates any of such Person's obligations under this Section 8.7, Buyer or any of the
Acquired Companies may proceed against such Person in law or in equity for such
Damages or other relief as a court may deem appropriate. Seller acknowledges that a violation of this Section 8.7 may cause Buyer or the Acquired Companies irreparable harm which may not be adequately compensated for by money damages.
Seller therefore agrees that in the event of any actual or threatened violation of this Section 8.7, Buyer or any of the Acquired Companies shall be entitled, in addition to other remedies that Buyer or any Acquired Company may have, to a temporary restraining order and to preliminary and final injunctive relief against Seller or such Affiliate of Seller to prevent any violations of this
Section 8.7, without the necessity of posting a bond. The prevailing party in any action commenced under this Section 8.7 shall also be entitled to receive reasonable attorneys' fees and court costs.

              8.7.4. It is the intent and understanding of each party hereto that if, in any Proceeding before any Governmental Body or arbitrator legally empowered to enforce this Section 8.7, any term, restriction, covenant or promise in this Section 8.7 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such Governmental
Body or arbitrator.

SECTION 9. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver by Buyer of the following conditions:

         9.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Seller to Buyer in this Agreement or any Seller Ancillary Agreement or certificate delivered to Buyer on the Closing Date shall be true and correct in all material respects (a) when made and (b) on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date, except for changes contemplated by this Agreement.

                                       42

         9.2. PERFORMANCE. Seller shall have duly performed all of the agreements, covenants and obligations required to be performed on the part of
Seller under this Agreement on or before the Closing Date.

         9.3. NO PROCEEDINGS. There shall not be pending any Proceeding brought or threatened by any Person before any Governmental Body or otherwise challenging, affecting or seeking material Damages in connection with, this
Agreement or any of the Contemplated Transactions.

         9.4. OPINION OF COUNSEL FOR SELLER. A favorable opinion of Olshan
Grundman Frome Rosenzweig & Wolosky LLP, counsel for Seller, shall have been delivered to Buyer dated as of the Closing Date, in the form agreed to by the parties (the "Seller Opinion").

         9.5. HSR APPROVAL. All applicable waiting periods in respect of the
Contemplated Transactions under the HSR Act and any other applicable antitrust laws shall have expired or been terminated.

         9.6. CONSENTS. Consents (including all Consents required to be obtained by Seller under any Applicable Contracts to prevent a breach of such Contracts)
required of Seller or any Acquired Company shall have been obtained, on terms and conditions reasonably satisfactory to Buyer, and Seller and the applicable
Acquired Company shall provide evidence of the receipt of such Consents to
Buyer.

         9.7. NO ADVERSE CHANGE. No Material Adverse Change shall have occurred since the date of this Agreement.

         9.8. DELIVERIES BY SELLER. Seller shall have made each and all of the deliveries contemplated by Section 4.1 of this Agreement.

         9.9. LEVEL OF INDEBTEDNESS. The Company and the other Acquired
Companies shall have no Indebtedness outstanding on the Closing Date other than the Indebtedness identified on SCHEDULE 9.9.

         9.10. NO CLAIM REGARDING SHARE OWNERSHIP OR SALE PROCEEDS. There shall not have been made or threatened by any Person any claim asserting that such
Person (a) is the holder or beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any capital stock of, or any other voting, equity or ownership interest in, any of the Acquired Companies, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

         9.11. AGREEMENT WITH GAREN W. SMITH. Garen W. Smith shall have entered into an agreement with Buyer whereby he shall agree that, except as approved by
Buyer, for a period ending 18 months after the Closing Date, neither he nor any of his Affiliates will employ or otherwise retain the services of any Person who was employed by any of the Acquired Companies at any time between March 31,
2002, and the Closing Date; PROVIDED, HOWEVER, THAT Garen W. Smith or any of his
Affiliates may (a) employ Arthur L. Whitman at any time; (b) immediately employ any Person who Buyer or any of the Acquired Companies voluntarily terminates after the Closing Date; or (c) employ any Person who voluntarily terminates such
Person's employment with any of the Acquired Companies after the Closing Date and who is not

                                       43

offered total annual compensation after the Closing at least equal to 100% of such Person's normal total annual compensation from the Acquired Companies
(excluding any retention bonus or other non-recurring payments) in the year prior to Closing.

SECTION 10. CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver by Seller of the following conditions:

         10.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Buyer to Seller in this Agreement or any Buyer Ancillary
Agreement or certificate delivered to Seller on the Closing Date shall be true and correct in all material respects (a) when made and (b) on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date, except for changes contemplated by this
Agreement.

         10.2. PERFORMANCE. Buyer shall have duly performed all of the agreements, covenants and obligations required to be performed on the part of
Buyer under this Agreement on or before the Closing Date.

         10.3. NO PROCEEDINGS. There shall not be pending any Proceeding brought or threatened by any Person before any Governmental Body or otherwise challenging, affecting or seeking material Damages in connection with, this
Agreement or any of the Contemplated Transactions.

         10.4. OPINION OF COUNSEL FOR BUYER. A favorable opinion of Vorys,
Sater, Seymour and Pease LLP, counsel for Buyer, shall have been delivered to
Seller dated as of the Closing Date, in the form agreed to by the parties (the
"Buyer Opinion").

         10.5. HSR APPROVAL. All applicable waiting periods in respect of the
Contemplated Transactions under the HSR Act and any other applicable antitrust laws shall have expired or been terminated.

         10.6. CONSENTS. Consents required of Buyer shall have been obtained, on terms and conditions reasonably satisfactory to Seller, and Buyer shall provide evidence of the receipt of such Consents to Seller.

         10.7. DELIVERIES BY BUYER. Buyer shall have made each and all of the deliveries contemplated by Section 4.2 of this Agreement.

SECTION 11. CERTAIN TAX MATTERS.

         11.1. TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE; TAX SHARING
PAYMENT. All Taxes payable by or on behalf of an Acquired Company that are attributable to any taxable period ending on or before the Closing Date, including those that become due after the Closing Date, shall be paid by Seller.
Buyer shall provide Seller with any and all information Seller may reasonably require in regard to the Acquired Companies for the preparation of Seller's consolidated Tax Return and all applicable final state Tax Returns of the
Acquired Companies. All Tax Returns involving the Acquired Companies for such taxable periods shall be prepared and filed by Seller, at Seller's sole cost, when the same are due; PROVIDED, HOWEVER, THAT Seller

                                       44

shall permit Buyer to review and comment on each such Tax Return (except to the extent such Tax Return is filed on a consolidated basis with the Tax Return of
Seller or any of Seller's Subsidiaries, Buyer shall be only permitted to review the portion of such Tax Return as specifically relates to the Acquired
Companies) prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Buyer as long as such revisions are consistent with the prior practices of the Acquired Companies and will not delay the filing of the Tax Return in a timely manner. In connection with Buyer's review, which shall be at Buyer's sole cost, Seller agrees to provide any and all financial data that is reasonably necessary to confirm the correctness of any such Tax
Returns. Where required by applicable Legal Requirements, a current officer of an Acquired Company will sign and mail any such Tax Return after the review and comment procedure has been completed but in no event later than the date such
Tax Return is due.

         11.2. TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING DATE.

               11.2.1. With respect to Taxes that are payable by or on behalf of an Acquired Company for a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of such Taxes attributable to the pre-Closing Date portion of such taxable period shall (i) in the case of any
Taxes other than a Tax based upon or related to income, sales, gross receipts, wages, capital expenditures or expenses, be deemed equal to the amount of such
Tax for the entire period multiplied by a fraction the numerator of which is the number of days in the entire period ending on the Closing Date and the denominator of which is the number of days in the entire period, and (ii) in the case of any Taxes based upon or related to income, sales, gross receipts, wages, capital expenditures or expenses, be deemed equal to the amount that would be payable if the taxable period ended on the Closing Date. Any credit arising in connection with such taxable period shall be properly credited to the pre-Closing Date or post-Closing Date portions of such taxable period in which such credit arose.

               11.2.2. All Tax Returns for such taxable periods described in
Section 11.2.1 shall be prepared and filed by Buyer, at Buyer's sole cost, as and when the same are due; PROVIDED, HOWEVER, that Buyer shall permit Seller to review and comment on each such Tax Return prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Seller as long as such revisions are consistent with the prior practices of the Acquired
Companies. In connection with Seller's review, Buyer agrees to provide any and all financial data that is deemed reasonably necessary or appropriate by
Seller's accountants to confirm the correctness of any such Tax Returns. Seller shall pay to Buyer or the Company the pre-Closing Date portion of such Taxes within five days after receipt of a bill from Buyer or the Company therefor.
Buyer or the Acquired Companies shall be responsible for the post-Closing Date portion of such Taxes.

         11.3. TAX PERIODS BEGINNING AFTER THE CLOSING DATE. All Taxes payable by or on behalf of an Acquired Company that are attributable to any taxable period beginning after the Closing Date shall be paid by Buyer or the Acquired
Companies.

         11.4. TAX REFUNDS AND CREDITS. Any refunds or credits of Taxes, to the extent arising from taxable periods (or portions thereof) ending on or before the Closing Date, shall be for the account of Seller and, to the extent arising from taxable periods (or portions thereof) beginning

                                       45

after the Closing Date, shall be for the account of Buyer. Seller and Buyer each shall promptly forward to the other any such refunds or credits due to the other after receipt thereof.

         11.5. PROPOSED TAX ASSESSMENTS; CONTEST.

               11.5.1. Seller agrees to be liable for any additional Taxes which may increase the Taxes of an Acquired Company or Seller's consolidated group as a result of an audit by any Governmental Body of an Acquired Company in regard to any taxable period ending on or before the Closing Date. No Acquired Company shall be liable to contribute to the payment of any Taxes determined on a consolidated, combined or unitary basis with respect to Seller's consolidated group which are imposed on Seller or any member of Seller's consolidated group which included any Acquired Company in regard to any taxable period ending on or before the Closing Date, resulting from the several liability of any Acquired
Company pursuant to Treasury Regulations Section 1.1502-6 or any analogous state, local or foreign law or regulation. In the event there is an audit of an
Acquired Company for a period that straddles a taxable period ending on or before the Closing Date and on or after the Closing Date, Seller shall be liable for the increase in Tax attributable to the Acquired Companies which may be attributable to a taxable period ending before the Closing Date and Buyer or the
Acquired Companies shall be liable for that portion of the same which is attributable to a taxable period ending after the Closing Date.

               11.5.2. In the event of an audit of any Acquired Company for a taxable period ending on or before the Closing Date, Seller shall have the right to handle such audit and hire professionals at its own expense to protest in any form any assessment of any increase in Taxes to Seller's consolidated group or the Acquired Companies as a result of the audit of an Acquired Company for such taxable period. Buyer and the Acquired Companies shall fully cooperate with
Seller in good faith to provide any information needed by Seller in order to complete such audit or conduct any Proceedings objecting to any position taken by a Governmental Body; PROVIDED, HOWEVER, Seller shall not, in the course of such protest, take a position inconsistent with prior positions which will be likely to establish a precedential custom or practice materially adverse to an
Acquired Company and/or Buyer for taxable periods (or portions thereof)
beginning after the Closing Date without the prior written consent of the
Acquired Companies and/or Buyer, which consent shall not be unreasonably withheld.

               11.5.3. If Buyer objects to any settlement proposed by Seller's consolidated group or an Acquired Company, which settlement has been agreed to by a Governmental Body, as a result of an audit of an Acquired Company for the period before the Closing Date, Buyer may take over the defense of that claim at its own cost but shall indemnify Seller for any additional Taxes (including interest and penalties) Seller's consolidated group may incur above the amount
Seller's consolidated group was willing to settle for, and in fact could have settled for, provided that the terms of Seller's settlement will not establish a precedential custom or practice materially adverse to an Acquired Company and/or
Buyer for taxable periods (or portions thereof) after the Closing Date.

         11.6. TRANSFER TAXES. Seller shall pay one-half, and Buyer shall pay one-half, of all transfer taxes (if any) arising from the Contemplated
Transactions.

                                       46

         11.7. SECTION 338(h)(10) ELECTION.

               11.7.1. Buyer and Seller shall file the election provided for by
Section 338(h)(10) of the IRC and any comparable election under state, local or foreign law (collectively and separately, the "Election") with respect to (i)
the acquisition of the Shares of the Company pursuant to this Agreement and (ii)
the deemed acquisition of the shares of each Subsidiary. Each party shall provide to the other all information necessary to permit the Election to be made. Seller and Buyer shall, within the time periods established by applicable
Legal Requirements, execute and file IRS Form 8023 and all other forms, returns, elections, schedules and documents as may be required to effect and preserve a timely Election.

               11.7.2. Seller and Buyer acknowledge and agree that for federal income tax purposes the acquisition of the Shares pursuant to the Election will be treated as a sale of the Assets of the Company and each Subsidiary followed by a complete liquidation of the Company and each Subsidiary into Seller. In connection with the Election and within the time periods established by applicable Legal Requirements, Seller and Buyer shall act together in good faith
(i) to determine and agree upon the amount of the deemed sale price of the
Shares as well as the deemed sale price of the shares of each Subsidiary and
(ii) to agree upon the proper allocations (the "Allocations") of the deemed sale price of the Shares and the shares of each Subsidiary among the Assets of the
Company and each Subsidiary in accordance with the IRC. Within the time periods established by applicable Legal Requirements for making and filing the Election, the Allocations shall be set forth in SCHEDULE 11.7.2 to this Agreement. Neither
Seller nor Buyer, nor any of their Affiliates, will take any position inconsistent with the Election, the Allocations or the amount of the deemed sale prices so determined in any Tax Return or otherwise. Any Liability for state and local Taxes resulting from the Election shall be shared equally by Seller and
Buyer. Any Liability for federal Taxes resulting from the Election shall be borne by Seller. Buyer and Seller shall act together in good faith to determine jointly the amount of state and local Taxes resulting from the Election.

               11.7.3. If Seller breaches any covenant set forth in this Section
11.7, Seller shall indemnify and hold Buyer, each Acquired Company and each of their Affiliates harmless against any and all Taxes due from an Acquired Company which result from such breach for any and all taxable periods ending after the
Closing Date (including, but not limited to, the post-Closing Date portion of all taxable periods described in Section 11.2 hereof), together with all
Expenses related thereto. Solely for purposes of this Section 11.7.3, the term
"Taxes" shall mean the present value as of the Closing Date of the step up in the adjusted basis of the Assets of each Acquired Company that would have resulted from a valid Election, computed on the following assumptions: (i) the
Allocations determined pursuant to Section 11.7.2 hereof (taking into account
Buyer's transaction costs) are correct; (ii) each highest marginal rate of Tax applied to income of a corporation as of the Closing Date pursuant to applicable federal, state, local and foreign law shall apply; and (iii) the discount rate shall be the rate of interest that the Escrow Agent publishes as its prime rate as of the Closing Date (the "Interest Rate"). Seller shall pay such Taxes and
Expenses to Buyer in immediately available funds within thirty days after written demand therefor, together with interest from the Closing Date at a rate per annum equal to the Interest Rate. Buyer shall deliver with such written demand evidence of such Expenses.

                                       47

         11.8. COOPERATION AND ASSISTANCE. Buyer and Seller agree to furnish or cause to be furnished to each other, upon written request, as promptly as practicable, such information (including, without limitation, reasonable access to books, records, schedules, work papers and other documents relating thereto during the providing party's regular business hours) and reasonable assistance relating to the Acquired Companies necessary for the filing of any Tax Return required to be filed after the Closing Date, preparation for any audit or prosecution or defense of any Proceeding relating to any proposed adjustment, or the verification by any party hereto of an amount payable under this Section 11 to, or receivable under this Section 11 from, another such party. Buyer and
Seller shall cooperate with each other in the conduct of any audit or other
Proceeding involving any of the Acquired Companies or any Person with which either of or both of them is consolidated or combined for any purposes relating to Taxes, and each shall execute and deliver such documents as are necessary to carry out the intent of this Section 11.8.

         11.9. NONFOREIGN AFFIDAVIT. Seller shall furnish to Buyer an affidavit, in form reasonably satisfactory to Buyer, stating, under penalties of perjury,
Seller's United States taxpayer identification number and that Seller is not a foreign person, pursuant to Section 1445(b)(2) of the IRC.

         11.10. TAX SHARING PAYMENTS. No later that ninety (90) days after the
Closing, Buyer shall remit to Seller an amount equal to payments due to Seller by the Acquired Companies for any fiscal period ending on or prior to the
Closing Date pursuant to the Tax Sharing Agreement.

SECTION 12. INDEMNIFICATION; REMEDIES.

         12.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations, warranties, covenants and agreements set forth in this Agreement by Buyer and
Seller are material to this Agreement and have been relied on by the other party hereto. All representations, warranties, covenants and agreements set forth in this Agreement and the remedies of Buyer and Seller with respect thereto, shall survive the Closing Date; PROVIDED, HOWEVER, (a) that any claim for indemnification relating to the breach by Buyer of any of its representations and warranties contained in this Agreement may be made by Seller only if Seller shall notify Buyer on or before the expiration of the second year after the
Closing Date; (b) that any claim for indemnification relating to the breach by
Seller of any of its representations and warranties contained in this Agreement may be made by Buyer only if Buyer shall notify Seller (i) on or before the expiration of the second year after the Closing Date in the case of indemnification relating to the breach of any of the representations and warranties contained in Section 5.1, Section 5.2, Sections 5.4 through 5.9,
Sections 5.11 through 5.22, and Sections 5.24 through 5.28; (ii) at any time after the Closing Date in the case of indemnification relating to the breach of any of the representations and warranties contained in Section 5.3 of this
Agreement; (iii) on or before the expiration of the applicable statute of limitations in the case of indemnification relating to the breach of any of the representations and warranties contained in Section 5.10 of this Agreement; and
(iv) on or before the expiration of the fifth year after the Closing Date in the case of indemnification relating to the breach of any of the representations and warranties contained in Section 5.23 of this Agreement; and (c) that any claim for indemnification under Section 12.2(d) or Section 12.2(e) of this Agreement may be made by Buyer only if Buyer shall notify Seller on or before the expiration of the fifth year after the Closing Date.

                                       48

         12.2. INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER. Seller will indemnify and hold harmless Buyer and its Affiliates, which shall include the
Acquired Companies after the Closing (collectively, the "Buyer Indemnified
Persons") for, and will pay to the Buyer Indemnified Persons, the amount of, any loss, liability, claim, damage, fine, penalty or Expenses (collectively,
"Damages"), incurred by the Buyer Indemnified Persons arising, directly or indirectly, from or in connection with:

               (a)  any breach of any representation or warranty made by Seller in this Agreement or in any other certificate or document
                    delivered by Seller pursuant to this Agreement;

               (b)  any breach by the Seller of any covenant or obligation of
                    Seller in this Agreement;

               (c)  any of the Proceedings and other matters identified on
                    SCHEDULE 12.2(c);

               (d)  any Environmental Liabilities (including, without
                    limitation, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real
                    property)) arising out of or relating to: (i)(A) the
                    ownership, operation, or condition at any time on or prior to the Closing Date of the Facilities or any other
                    properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which any Acquired
                    Company has or had an interest, or (B) any Contaminants that were present on the Facilities or such other properties and assets in which any Acquired Company has or had an interest at any time on or prior to the Closing Date, or (ii)(A) any
                    Contaminants, wherever located, that were, or which a
                    Governmental Body or other third Person in a written notice or other formal communication alleges were, used, generated, transported, stored, treated, Released, or otherwise handled by any Acquired Company or by any other Person for whose
                    conduct an Acquired Company is or may be held responsible at any time on or prior to the Closing Date, or (B) any
                    Hazardous Activities that were conducted on or prior to
                    Closing, or which a Governmental Body or other third Person in a written notice or other formal communication alleges
                    were conducted on or prior to Closing, by any Acquired
                    Company or by any other Person for whose conduct an Acquired
                    Company may be held responsible; or

               (e)  any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself) or personal injury to any
                    Person, including any employee or former employee of any
                    Acquired Company or any other Person for whose conduct an
                    Acquired Company may be held responsible, arising from or
                    relating to the exposure or alleged exposure of any Person to any Contaminant (i) present on or before the Closing Date on or at the Facilities (or present on any other property, if such Contaminants emanated, or a Governmental Body or
                    other third Person in a written notice or other formal
                    communication alleges emanated, from any of the Facilities and was present on any of the Facilities on or prior to the
                    Closing Date) or (ii) Released, or a Governmental Body or
                    other third Person in a written

                                       49

                    notice or other formal communication alleges were Released, by any Acquired Company or any other Person for whose
                    conduct the Acquired Company may be held responsible, at any time on or prior to the Closing Date.

         For purposes of Section 12 of this Agreement, all Damages shall be computed net of any insurance proceeds actually received or to be received
(after taking into account any deductible or co-payment amounts) the Acquired
Companies or Buyer with respect thereto which reduces the Damages that would otherwise be sustained; PROVIDED, HOWEVER, THAT in all cases, the timing of the receipt or realization of insurance proceeds shall be taken into account in determining the amount of reduction of Damages. To the extent the Acquired
Companies or Buyer receive insurance proceeds relating to the payment of a claim for Damages by Seller, Buyer will refund to Seller the amount of such payment to the extent the Acquired Companies or Buyer receive insurance proceeds duplicative of payments previously paid to the Acquired Companies or Buyer by
Seller relating to such claim for Damages. Notwithstanding the foregoing, for purposes of Section 12 of this Agreement, payments made by any captive insurance company of Buyer or any Affiliate of Buyer to any Acquired Company or Buyer
shall not be deemed to constitute insurance proceeds.

         12.3. INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER. Buyer will indemnify and hold harmless Seller and its Affiliates (the "Seller Indemnified
Persons") for, and will pay to the Seller Indemnified Persons, the amount of any
Damages incurred by the Seller Indemnified Persons arising, directly or indirectly, from or in connection with:

               (a)  any breach of any representation or warranty made by Buyer in this Agreement, or any other certificate or document
                    delivered by Buyer pursuant to this Agreement; or

               (b)  any breach by Buyer of any covenant or obligation of Buyer in this Agreement.

         12.4. LIMITATIONS ON INDEMNIFICATION.

               12.4.1. Except for claims for indemnification against Seller in respect of a breach by Seller of a covenant or obligation of Seller under
Section 2, Section 3, Section 7, Section 8, Section 11, Section 12.2(c) or
Section 14.1 of this Agreement or in respect of a breach by Seller of a representation or warranty of Seller under Section 5.10 or Section 5.27 of this
Agreement:

               (a)  no claim shall be made for indemnification against Seller pursuant to this Agreement unless and until the aggregate
                    amount of Damages incurred by the Buyer Indemnified Persons under this Agreement exceeds $500,000 (the "Buyer
                    Indemnification Threshold") and then

                                       50

                    Seller shall be liable for Damages only to the extent of the excess over the Buyer Indemnification Threshold; and

               (b)  the total Liability of Seller to Buyer under Section 12.2 hereof shall be limited (i) in respect of Damages incurred by Buyer which relate to the ownership or operation of any formerly owned Company Property, in the aggregate to $5
                    million; and (ii) in respect of all Damages incurred by
                    Buyer, in the aggregate to $15 million, which limit shall
                    include the limit set forth in clause (i) of this Section
                    12.4.1(b).

               12.4.2. Except for claims for indemnification against Buyer under
Section 12.3(b) or under the provisions of Section 11 of this Agreement, no claim shall be made for indemnification against Buyer pursuant to this Agreement unless and until the aggregate amount of Damages incurred by the Seller
Indemnified Persons exceeds $500,000 (the "Seller Indemnification Threshold")
and then Buyer shall be liable for Damages only to the extent of the excess over the Seller Indemnification Threshold.

         12.5. PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS.

               12.5.1. If any Seller Indemnified Person or Buyer Indemnified
Person entitled to indemnification under this Agreement (an "Indemnitee")
receives notice of the commencement of any Proceeding by any Person who is not a party to this Agreement or an Affiliate of such a party (a "Third Party Claim")
against such Indemnitee for which a party hereto is obligated to provide indemnification under this Agreement (an "Indemnitor"), the Indemnitee will give such Indemnitor reasonably prompt written notice thereof (the "Third Party Claim
Notice"), but the failure to so notify Indemnitor shall not relieve Indemnitor of its indemnity obligations with respect to such Third Party Claim unless the
Indemnitor establishes that the defense of such Third Party Claim is actually prejudiced by the Indemnitee's failure to give such notice. The Third Party
Claim Notice will describe the Third Party Claim in reasonable detail and will indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnitee. Except as otherwise set forth in this Section 12.5, the Indemnitor will have the right to assume the defense of any Third Party Claim at the Indemnitor's own expense and with counsel selected by the Indemnitor (which counsel shall be reasonably satisfactory to the Indemnitee) by giving to the Indemnitee written notice in which the
Indemnitor acknowledges its responsibility to indemnify the Indemnitee (the
"Assumption Notice") no later than 30 calendar days after receipt of the Third
Party Claim Notice. The Indemnitor shall not be entitled to assume the defense of, and the Indemnitee shall be entitled to have sole control over, the defense or settlement of any Third Party Claim to the extent that such claim involves matters, or seeks an order, injunction or other equitable relief against the
Indemnitee, which, if successful, would be reasonably likely to materially interfere with the business, operations, assets, financial condition or prospects of the Indemnitee or otherwise have a Material Adverse Effect. In the event the Indemnitor assumes the defense of a Third Party Claim, the Indemnitee will cooperate in good faith with the Indemnitor in such defense and will have the right to participate in the defense of any Third Party Claim assisted by counsel of its own choosing and at its own expense. Notwithstanding the foregoing, if the named parties to the Third Party Claim (including any impleaded parties) include both the Indemnitor and the Indemnitee or if the
Indemnitor proposes that the same counsel represent both the Indemnitee

                                       51

and the Indemnitor and the Indemnitee in good faith determines that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the Indemnitee shall have the right to retain its own counsel at the cost and expense of the
Indemnitor. If the Indemnitee does not receive the Assumption Notice within the
30 calendar day period set forth above or if the Indemnitor is not entitled to assume the defense of the Third Party Claim, the Indemnitee shall have sole control over the defense and settlement of the Third Party Claim, and the
Indemnitor will be liable for all Damages paid or incurred in connection therewith.

               12.5.2. If the Indemnitor assumes the defense of the Third Party
Claim, the Indemnitor shall not compromise or settle such claim without the
Indemnitee's consent unless (a) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnitee, (b) the sole relief provided is monetary damages that are paid in full by the Indemnitor and (c) the settlement includes as an unconditional term a complete release of each Indemnitee from all liability in respect of such claim.

               12.5.3. Each Indemnitor who assumes the defense of a Third Party
Claim shall use reasonable efforts to diligently defend such claim.

         12.6. PROCEDURE FOR INDEMNIFICATION--DIRECT CLAIMS. Except for Direct
Environmental Claims (as defined in Section 12.7 of this Agreement), any claim by an Indemnitee for indemnification under this Agreement other than indemnification against a Third Party Claim (a "Direct Claim") will be asserted by the Indemnitee giving the Indemnitor written notice thereof, requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Damages, to the extent then known, and the Indemnitor will have a period of 30 calendar days within which to respond in writing to such Direct Claim (an "Objection Notice"). If the Indemnitee receives an
Objection Notice, then the Indemnitor and the Indemnitee shall negotiate in good faith for a period of 30 calendar days from the date the Indemnitee receives the
Objection Notice prior to commencing any Proceeding with respect to such Direct
Claim; PROVIDED, THAT such obligation to negotiate shall not be deemed to toll or otherwise extend the length of any cure or notice period set forth in this
Agreement or otherwise limit the ability of the Indemnitee to exercise any rights which would otherwise be available to it but for the obligation to negotiate. If the Indemnitor does not respond within the 30 calendar day period specified above, the Indemnitor will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee under this Agreement or pursuant to law.

         12.7. PROCEDURE FOR INDEMNIFICATION--DIRECT ENVIRONMENTAL CLAIMS.

               12.7.1. If the Indemnitee shall assert against the Indemnitor any
Direct Claim for indemnification relating to any Environmental Liabilities (a
"Direct Environmental Claim"), Indemnitee shall give the Indemnitor notice of such Direct Environmental Claim (the "Environmental Claim Notice"), which notice shall describe in reasonable detail the claim, the amount thereof (if known and quantifiable), and a reasonably detailed description of the facts giving rise to such Direct Environmental Claim.

                                       52

               12.7.2. Indemnitor shall be entitled to assume principal
management of a Direct Environmental Claim which it acknowledges to be
Indemnitor's sole or principal responsibility under this Agreement. To assume principal management, Indemnitor must notify Indemnitee within 30 calendar days
(or such other period as the parties may agree to in writing) of receipt of the
Environmental Claim Notice that it intends to assume principal management, subject to Indemnitor's right to rescind such acknowledgment upon its reasonable determination, and upon prompt written notice to Indemnitee (a "Denial Notice"), that it does not bear sole or principal liability under this Agreement for the claim. Provided, however, Indemnitor shall not be entitled to issue a Denial
Notice after Indemnitee has incurred substantial expenditures, obligations, or exposure in reliance on Indemnitor's assumption of principal management.
Indemnitee shall provide Indemnitor with 30 calendar days' advance notice (or such shorter period of advance notice as exigent circumstances may warrant)
prior to incurring any substantial expenditure, obligation or exposure in reliance on Indemnitor's assumption of principal management of a Direct
Environmental Claim. In the event Indemnitor either elects not to undertake principal management or provides Indemnitee with a Denial Notice, Indemnitee may assume principal management of the subject matter of the claim, and reserve whatever rights it may have against Indemnitor. Any acknowledgment of responsibility for a claim by either the Indemnitor or Indemnitee shall be without prejudice to any rights to seek indemnity or contribution from third parties.

               12.7.3. The party not exercising principal management with respect to a particular Direct Environmental Claim shall be entitled, at its sole cost and expense, to monitor the satisfaction of the claim. Monitoring shall include (a) obtaining copies of all reports, work plans and analytical data submitted to Governmental Bodies, all notices or other letters or documents received from Governmental Bodies, any other documentation and correspondence materially bearing on the claim, and notices of material meetings, (b) the opportunity to attend and participate in such material meetings, and (c) the right of reasonable consultation with the party exercising principal management.
The party exercising principal management in respect of a matter, prior to taking any action to satisfy a claim unless not practicable in view of exigent circumstances, shall prepare a written plan describing the details of such action (the "Remedial Plan") and provide the other party with copies of the
Remedial Plan. Within 30 calendar days of the date that the Remedial Plan is received, the party receiving the Remedial Plan shall notify the party that provided the Remedial Plan, in writing, if it believes that the Remedial Plan is not in conformity with the standards set forth in this Section 12.7 and shall provide a detailed explanation of the reasons for its conclusions. The parties shall negotiate in good faith any dispute arising from the Remedial Plan and attempt to resolve any differences within 20 calendar days. If the parties are unable to resolve any dispute arising from the Remedial Plan, the matter shall be submitted to arbitration as provided in Section 12.7.7.

               12.7.4. In the event it undertakes principal management of any matter, Indemnitor shall, upon notice to Indemnitee, have access to the Assets necessary to implement the Remedial Plan. Indemnitor shall use its best efforts to undertake all activities that it conducts or coordinates hereunder in a manner which does not unreasonably interfere with the day-to-day operation of the Business.

                  12.7.5. The party undertaking principal management hereunder for any matter shall manage the matter in good faith and in a responsible manner, and any activities conducted

                                       53

in connection therewith shall be undertaken promptly and concluded expeditiously using commercially reasonable efforts.

               12.7.6. The adequacy of any remedial action with respect to a claim hereunder for Company Property owned at the time of the claim shall be evaluated using the following criteria. Such remedial action shall be deemed adequate for purposes of satisfying the obligations hereunder if such remedial action (a) attains compliance in a cost-effective manner with the applicable
Legal Requirements of Environmental Laws pertaining to such remedial action
(including such additional standards as may be imposed by an appropriate
Governmental Body) as they relate to the non-residential use of such Company
Property, as currently used as of the Closing and, if no Legal Requirements of
Environmental Laws apply, then the remedial action shall be that which is necessary to prevent a threat to human health and the Environment; and (b)
interferes to the least extent reasonably practicable with the operations of the
Business.

               12.7.7. If a dispute arises with respect to a remedial action hereunder, the parties agree to negotiate in good faith in an attempt to resolve such dispute. In the event such dispute cannot be resolved within 20 calendar days of written notice of a dispute (or such shorter period as exigent circumstances may warrant), the parties shall select within 14 calendar days thereafter (or such shorter period as exigent circumstances may warrant) a mutually satisfactory technical consultant or attorney (the "Environmental
Arbitrator"), who shall review the information relevant to the dispute provided by the parties and within 30 calendar days (or such shorter period as exigent circumstances may warrant) render a decision binding upon the parties hereto irrespective of whether either party contests or participates in the dispute resolution. Any fees charged by the Environmental Arbitrator shall be allocated as determined by the Environmental Arbitrator between Seller and Buyer. In making its determination, the Environmental Arbitrator shall be bound by the standards set forth in this Section 12.7. If an Environmental Arbitrator cannot be agreed upon within the aforesaid period, the parties shall direct the Chicago office of the American Arbitration Association Center to immediately provide a list of six potential arbitrators. From the list provided, each party shall have the opportunity to strike one name, and the American Arbitration Association shall appoint the Environmental Arbitrator from the remaining names. The final determination of the Environmental Arbitrator shall be final and binding on the parties and there shall be no appeal from or reexamination of such final determination, except for fraud, perjury, evident partiality or misconduct by the Environmental Arbitrator prejudicing the rights of any party, and to correct manifest clerical errors. The parties may enforce any final determination of the
Environmental Arbitrator in any court of competent jurisdiction.

               12.7.8. Neither party shall contact any Governmental Body or third parties, other than such party's own Representatives regarding a potential
Direct Environmental Claim without giving reasonably prompt notice thereof to the other party, when reasonably possible within the available time constraints, provided nothing herein shall require any delay in contacting any Governmental
Body or third party if such delay would violate any Legal Requirement or
Environmental Law. In connection with either party's assumption of the defense of the other party of a Third Party Claim relating to environmental matters, the
Indemnifying Party shall promptly provide the Indemnitee with any material correspondence with Governmental Body enforcing Environmental Laws and any test results, work plans, reports,

                                       54

data and other material information relating thereto. Either party shall have the right in its sole discretion to participate in any such contact to the extent reasonably possible.

         12.8. ESCROW. Neither the giving of, nor the failure to give, notice of a claim under the Escrow Agreement shall be deemed to constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

SECTION 13. TERMINATION.

         13.1. TERMINATION. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the
Closing Date:

               (a) by the mutual consent of Buyer and Seller;

               (b) by Buyer or Seller (the "Terminating Party") if the Closing
shall not have occurred on or before September 30, 2002 (or such later date as may be mutually agreed to by Buyer and Seller); provided that (i) if the Closing shall not have occurred as a result of the willful act or omission of one of the parties or (ii) the non-terminating party shall have the right to terminate this
Agreement pursuant to Section 13.1(c) or (d), as the case may be, then such
Terminating Party may not terminate this Agreement pursuant to this Section
13.1(b);

               (c) by Buyer in the event of any material breach by Seller of any of Seller's agreements, representations or warranties contained herein and the failure of Seller to cure such breach within 15 days after receipt of written notice from Buyer requesting such breach to be cured; PROVIDED HOWEVER, THAT
Buyer may not terminate this Agreement pursuant to this Section 13.1(c) in the event that Buyer is in material breach of any of Buyer's agreements, representations or warranties contained in this Agreement at such time of termination; or

               (d) by Seller in the event of any material breach by Buyer of any of Buyer's agreements, representations or warranties contained herein and the failure of Buyer to cure such breach within 15 days after receipt of written notice from Seller requesting such breach to be cured; PROVIDED, HOWEVER, that
Seller may not terminate this Agreement pursuant to this Section 13.1(d) in the event that Seller is in material breach of any of Seller's agreements, representations or warranties contained in this Agreement at such time of termination.

         13.2. NOTICE OF TERMINATION. Any party desiring to terminate this
Agreement pursuant to Section 13.1 shall give written notice of such termination to the other party to this Agreement.

         13.3. EFFECT OF TERMINATION. In the event that this Agreement shall be terminated pursuant to Section 13.1(a) or 13.1(b), each party shall pay all expenses incurred by it in connection with this Agreement, and no party shall have any further obligations or liability for any damages or expenses under this
Agreement. In the event of a termination by Buyer pursuant to Section 13.1(c), then Seller shall pay to Buyer by wire transfer of immediately available funds
(not later than five business days after termination of this Agreement) an amount equal to $5 million. In the event of a termination by Seller pursuant to
Section 13.1(d), then Buyer shall pay to Seller by wire transfer of immediately available funds (not later than five business days after termination of this
Agreement) an amount equal to $5 million. In the event of any termination, all further obligations of the parties under this Agreement (other than those set forth in

                                       55

Section 8.3, 14.1, 14.2 and this Section 13) shall be terminated without further liability of any party to the other. In the event this Agreement is terminated pursuant to Sections 13.1(c) or (d), the $5 million payment described above shall constitute the full amount of liquidated damages payable by Seller or the
Acquired Companies, as a party on the one hand, or Buyer, as a party on the other hand, for the failure to close the transactions described in this
Agreement or any breach, or series of breaches, by such party of the representations, warranties and covenants of such party set forth in this
Agreement. No party shall have any further claim or recourse against the non-terminating party with respect to this Agreement following the payment of such $5 million amount.

SECTION 14. GENERAL PROVISIONS.

         14.1. EXPENSES. Except as otherwise specifically set forth herein, each of Buyer, as a party on the one hand, and Seller, as a party on the other, will pay all costs and expenses incident to its negotiation and preparation of this
Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its Representatives. All costs and expenses, if any, incurred by the Acquired Companies prior to the Closing
Date in connection with this Agreement and the Contemplated Transactions, including the fees, expenses and disbursements of the Acquired Companies'
Representatives, shall be paid by Seller, other than miscellaneous office costs and expenses, such as overnight courier service and facsimile charges, which are immaterial in amount in the aggregate.

         14.2. PUBLIC ANNOUNCEMENTS. Neither Buyer nor Seller shall, without the approval of the other, make any press release or other public announcement concerning the Contemplated Transactions, except as and to the extent that counsel for a party advises any such party that it is so obligated by Legal
Requirement or the rules of any stock exchange or quotation system to issue a release or announcement, in which case the other party shall be advised and the parties shall use their Best Efforts to cause a mutually agreeable release or announcement to be issued. Seller and Buyer will consult with each other concerning the means by which the Acquired Companies' employees, customers and suppliers and others having dealings with the Acquired Companies will be informed of the Contemplated Transactions, and Buyer will have the right to be present for the same to the extent reasonably practicable.

         14.3. NOTICES. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered by hand (with written confirmation of receipt), (b)
when sent by telecopier (with written confirmation of receipt) and sent by nationally recognized overnight mail within 24 hours thereafter, or (c) one day following being sent by a nationally recognized overnight delivery service
(receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below:

                                       56

                  If to Seller:

                           WHX Corporation
                           110 East 59th Street
                           New York, New York  10022
                           Attn: Stewart E. Tabin
                           Fax:  (212) 355-5336

                           with a copy (which shall not constitute notice) to:

                           Olshan Grundman Frome Rosenzweig & Wolosky LLP
                           505 Park Avenue
                           New York, New York  10022
                           Attn: Steven Wolosky
                           Fax:  (212) 755-1467

                  If to Buyer:

                           Worthington Industries, Inc.
                           1205 Dearborn Drive
                           Columbus, Ohio 43085
                           Attn: Dale T. Brinkman, Esq.
                           Fax:  (614) 840-3706

                           with a copy (which shall not constitute notice) to:

                           Elizabeth Turrell Farrar, Esq.
                           Vorys, Sater, Seymour and Pease LLP
                           52 East Gay Street
                           P.O. Box 1008
                           Columbus, Ohio 43216-1008
                           Fax : (614) 719-4708

Either party hereto may change any of the information specified above by sending notice to the other party with such changed information.

         14.4. FURTHER ASSURANCES. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this
Agreement and the documents referred to in this Agreement.

         14.5. WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by

                                       57

applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         14.6. ENTIRE AGREEMENT AND MODIFICATION. This Agreement (including the exhibits and schedules referred to herein) supersedes all prior agreements between the parties with respect to its subject matter, including the
Confidentiality Agreement between Buyer and Seller dated December 19, 2001. This
Agreement constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by a duly authorized officer of each of Buyer and Seller.

         14.7. SUCCESSORS AND ASSIGNS; NO THIRD-PARTY RIGHTS. Neither party may assign any of its rights under this Agreement without the prior consent of the other party; PROVIDED, HOWEVER, THAT the rights of Buyer under this Agreement may be assigned by Buyer to an Affiliate of Buyer, if such assignee also assumes all of Buyer's obligations under this Agreement; PROVIDED, HOWEVER, THAT in the event of such assignment, Buyer will remain fully liable for all of Buyer's obligations under this Agreement. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of, the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this
Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.

         14.8. SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this
Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         14.9. SECTION HEADINGS; CONSTRUCTION. The headings of the Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including"
does not limit the preceding words or terms. Unless the context otherwise requires, references herein (a) to Sections, Exhibits and Schedules mean the
Sections of and the Exhibits and Schedules attached to, this Agreement, (b) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement and (c) to a statute means such statute as amended from time to time and includes any successor legislation thereto.

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         14.10. TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

         14.11. GOVERNING LAW. This Agreement will be governed by the laws of the State of Ohio without regard to conflicts of laws principles.

         14.12. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this
Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         14.13. INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and
Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         14.14. NO EFFECT ON INSURANCE. Nothing contained in this Agreement shall be construed to release or otherwise relieve any insurer of Buyer or the
Company or any other Acquired Company from paying any of its claims or otherwise performing any of its duties and obligations pursuant to the terms and provisions of any policy of insurance which insures the Company or other
Acquired Company or any of its properties or assets. Seller agrees to cooperate fully with Buyer to ensure that all policies of insurance currently maintained by the Company or any other Acquired Company, may be continued by the Company and the Acquired Companies, and to ensure that any and all claims made by any
Acquired Company prior to the Closing Date pursuant to such policies of insurance are processed in accordance with the terms and provisions of the applicable policy or policies. Seller agrees to cooperate with Buyer in the making and processing of claims which may be made on or after the Closing Date under the applicable policy or policies of insurance in respect of events which occurred prior to the Closing Date; PROVIDED THAT Buyer shall reimburse Seller for any reasonable out-of-pocket costs and expenses incurred by Seller, other than in respect of compensation payable to employees of Seller for services rendered in connection with the making and processing of such claims.

         14.15. FINANCIAL INFORMATION. Seller shall provide Buyer or cause Buyer to be provided with all information reasonably necessary to enable Buyer to prepare and file all financial and other information required under the applicable securities laws and regulations as a result of the transaction contemplated hereby, and shall fully cooperate with Buyer in the preparation thereof at Buyer's sole cost and expense.

                  [Remainder of page intentionally left blank;
                         signatures on following page.]

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their authorized officers as of the date first above written.

                                   WORTHINGTON INDUSTRIES, INC.

                                   By:  /s/ John P. Mcconnall
                                       ----------------------------------------
                                   Printed Name:  John P. Mcconnell
                                                  -----------------------------
                                   Title:  Chairman and Chief Executive Officer
                                           ------------------------------------

                                   WHX CORPORATION

                                   By: /s/ Robert K. Hynes
                                       ----------------------------------------
                                   Printed Name:  Robert K. Hynes
                                                 ------------------------------
                                   Title:  Vice President-finance
                                         --------------------------------------

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